Exhibit 99

ITEM 1. Business.

Overview

Ford Motor Credit Company LLC was incorporated in Delaware in 1959 and converted to a limited liability company in 2007. We are an indirect, wholly owned subsidiary of Ford Motor Company (“Ford”). Our principal executive offices are located at One American Road, Dearborn, Michigan 48126, and our telephone number is (313) 322-3000.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act are available free of charge through our website located at www.fordcredit.com/investor-center. These reports can also be found on the SEC’s website located at www.sec.gov.

Our website and its content are not deemed to be incorporated by reference into this Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Form 10-K Report” or “Report”) nor filed with the SEC.

Products and Services. We offer a wide variety of automotive financing products to and through automotive dealers throughout the world. The predominant share of our business consists of financing Ford and Lincoln vehicles and supporting the dealers of those brands. We earn our revenue primarily from:

•	Payments made under retail installment sale and finance lease (retail financing) and operating lease contracts that we originate and purchase;

•	Interest rate supplements and other support payments from Ford and affiliated companies; and

•	Payments made under dealer financing programs.

As a result of our financing activities, we have a large portfolio of finance receivables and operating leases which we classify into two portfolios – “consumer” and “non-consumer”.

Finance receivables and operating leases in the consumer portfolio include products offered to individuals and businesses that finance the acquisition of Ford and Lincoln vehicles from dealers for personal and commercial use. Retail financing includes retail installment sale contracts for new and used vehicles and finance leases (comprised of sales-type and direct financing leases) for new vehicles to retail and commercial customers, including leasing companies, government entities, daily rental companies, and fleet customers.

Finance receivables in the non-consumer portfolio include products offered to automotive dealers and receivables related to Ford and its affiliates. We make wholesale loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing, as well as loans to dealers to finance working capital and improvements to dealership facilities, finance the purchase of dealership real estate, and finance other dealer vehicle programs. We also purchase receivables from Ford and its affiliates, primarily related to the sale of parts and accessories to dealers and certain used vehicles from daily rental fleet companies. In addition, we provide financing to Ford for vehicles that Ford leases to its employees.

We also service the finance receivables and operating leases we originate and purchase, make loans to Ford affiliates, and provide insurance services related to our financing programs.

Geographic Scope of Operations and Segment Information. We conduct our financing operations directly and indirectly through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. We segment our business based on geographic regions: the United States and Canada, Europe, and All Other. Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions, are reflected in Unallocated Other.

For additional financial information regarding our operations by business segment and operations by geographic region, see Note 16 of our Notes to the Financial Statements.

Item 1. Business (Continued)

United States and Canada Segment

Our United States and Canada segment represented 79% and 80% of total managed receivables at year-end 2018 and 2019, respectively. Our United States operations accounted for 88% and Canada for 12% of the United States and Canada segment total managed receivables total managed receivables at both year-end 2018 and 2019. For additional information on how we review our business performance, including on a managed basis, refer to the “Overview” section of Item 7. Managed receivables are defined further in the “Financial Condition” section of Item 7.

Under the Ford Credit and Lincoln Automotive Financial Services brand names, we provide financing services to and through dealers of Ford and Lincoln vehicles. Operations in some markets may also include joint ventures with local financial institutions and other third parties. In addition, other private label operations and alternative business arrangements exist in some markets.

Europe Segment

Our operations in Europe are managed primarily through a United Kingdom-based subsidiary. This segment represented 17% of total managed receivables at both year-end 2018 and 2019. Our operations in the European region are managed primarily through a United Kingdom-based subsidiary, FCE Bank plc (“FCE”), which operates in the United Kingdom and has branches in eight other European countries. FCE also has operating subsidiaries in Germany, Switzerland, the Czech Republic, and Hungary that provide a variety of retail and dealer financing. The United Kingdom and Germany are our largest markets in Europe, representing 58% and 65% of Europe segment managed receivables at year-end 2018 and 2019, respectively. Customers and dealers in Italy, France, and Spain were 24% and 25% of Europe segment managed receivables at year-end 2018 and 2019, respectively. FCE, through its Worldwide Trade Financing (“WWTF”) division, provides financing to distributors and importers in about 70 countries where Ford has no national sales company presence. In addition, other private label operations and alternative business arrangements exist in some markets.

All Other Segment

Our All Other segment includes operations in Mexico, Brazil, Argentina, China, India and a joint venture in South Africa. This segment represented 4% and 3% of total managed receivables at year-end 2018 and 2019, respectively. In addition, other private label operations and alternative business arrangements exist in some markets.

Dependence on Ford

The predominant share of our business consists of financing Ford and Lincoln vehicles and supporting Ford and Lincoln dealers. Any extended reduction or suspension of Ford’s production or sale of vehicles due to a decline in consumer demand, work stoppage, governmental action, negative publicity, or other event, or significant changes to marketing programs sponsored by Ford, would have an adverse effect on our business. Additional information about Ford’s business, operations, production, sales, and risks can be found in Ford’s Annual Report on Form 10-K for the year ended December 31, 2019 (“Ford’s 2019 Form 10-K Report”), filed separately with the SEC.

Ford has sponsored special financing programs available only through us. Under these programs, Ford makes interest supplements or other support payments to us. These programs increase our financing volume and share of financing sales and operating leases of Ford and Lincoln vehicles. Similar programs may be offered in the future. For additional information regarding interest supplements and other support costs received from affiliated companies, see Notes 4 and 5 of our Notes to the Financial Statements.

Item 1. Business (Continued)

Competition

The automotive financing business is highly competitive, due in part to web-based credit aggregation systems that permit dealers to send, through standardized systems, retail credit applications to multiple finance sources to evaluate financing options offered by these finance sources. Our principal competitors are:

•	Banks;

•	Independent finance companies;

•	Credit unions;

•	Leasing companies; and

•	Other automobile manufacturers’ affiliated finance companies.

We compete mainly on the basis of service and financing rate programs, including those sponsored by Ford. A key foundation of our service is providing broad and consistent purchasing policies for retail financing and operating lease contracts, and consistent support for dealer financing requirements across economic cycles. These policies have helped us build strong relationships with Ford’s dealer network that enhance our competitiveness. Our ability to provide competitive financing rates depends on effectively and efficiently originating, purchasing, and servicing our receivables, and efficiently accessing the capital markets. We routinely monitor the capital markets and develop funding plans to optimize our competitive position. Ford-sponsored special financing programs available only through us give us a competitive advantage in providing financing to Ford dealers and their customers.

Seasonal Variations

As a finance company, we own and manage a large portfolio of receivables that are generated throughout the year and are collected over a number of years, primarily in fixed monthly payments. As a result, our overall financing revenues do not exhibit seasonal variations.

Consumer Financing

Overview and Purchasing Process

We provide financing services to customers for personal and commercial use through automotive dealers that have established relationships with us. Our primary business consists of originating and purchasing retail financing and operating lease contracts for new and used vehicles from Ford and Lincoln dealers. We report in our financial statements the receivables from customers under retail financing contracts as finance receivables. We report in our financial statements most of our retail leases as net investment in operating leases with the capitalized cost of the vehicles recorded as depreciable assets.

In general, we purchase from dealers retail financing and operating lease contracts that meet our purchase standards. These contracts primarily relate to the purchase or lease of new vehicles, but some are for used vehicles. Dealers typically submit customer applications electronically. We automatically obtain information on the applicant including a credit bureau score, if available. We use a proprietary scoring system that measures credit quality using information in the credit application, proposed contract terms, credit bureau data, and other information. After a proprietary risk score is generated, we decide whether to purchase a contract using a decision process based on a judgmental evaluation of the applicant, the credit application, the proposed contract terms, credit bureau information (e.g., FICO score), proprietary risk score, and other information. Our evaluation emphasizes the applicant’s ability to pay and creditworthiness focusing on payment, affordability, applicant credit history, and stability as key considerations. Purchase decisions are made within a framework of Ford Credit’s purchase quality and risk factor guidelines. Credit applications are typically evaluated by our electronic decisioning process, which may approve or reject applications.

Retail Financing

The amount we pay for a retail installment sale contract is based on a negotiated vehicle purchase price agreed to between the dealer and the retail customer, less vehicle trade-in allowance or down payment from the customer and special marketing cash payments offered by Ford Credit and Ford, plus any additional products, such as insurance and extended service plans, that are included in the contract. The net purchase price owed by the customer typically is paid over a specified number of months with interest at a fixed rate negotiated between the dealer and the retail customer. The dealer may retain a limited portion of the finance charge.

Item 1. Business (Continued)

We offer a variety of retail installment sale financing products. The average original term of our retail installment sale contracts in the United States was 65 months for contracts purchased in both 2018 and 2019. A small portion of our retail installment sale contracts have non-uniform payment periods and payment amounts to accommodate special cash flow situations.

In most markets, we hold a security interest in the vehicles purchased through retail installment sale contracts. This security interest provides us certain rights and protections. As a result, if our collection efforts fail to bring a delinquent customer’s payments current, we generally can repossess the customer’s vehicle, after satisfying local legal requirements, and sell it at auction. The customer typically remains liable for any deficiency between net auction proceeds and the defaulted contract obligations, including any repossession-related expenses. We generally require retail customers to carry fire, theft, and collision insurance on financed vehicles.

We offer vehicle-financing programs to retail and commercial customers including leasing companies, government entities, daily rental companies, and fleet customers through sales-type and direct financing leases. These financings include primarily lease plans for terms of 24 to 60 months. We hold a security interest in financed vehicles in almost all instances.  At the end of the finance term, a lease customer may be required to pay any shortfall between the fair market value and the specified end of term value of the vehicle. If the fair market value of the vehicle at the end of the finance term exceeds the specified end of term value, the lease customer may be paid the excess amount. These financings are included in our consumer segment and reported as retail financing. We also offer a retail balloon product in Europe under which the retail customer may finance a vehicle with an installment sale contract with a series of monthly payments followed by paying the amount remaining in a single balloon payment. The customer can satisfy the balloon payment obligation by payment in full of the amount owed, by refinancing the amount owed, or by returning the vehicle and paying any contractually agreed additional charges for excess mileage or excess wear and use. Generally, we sell vehicles returned to us to Ford dealers and non-Ford dealers through auctions.

Net Investment in Operating Leases

We offer leasing plans to retail customers through our dealers. Our highest volume retail-leasing plan is called Red Carpet Lease, which is offered in the United States and Canada through dealers of Ford and Lincoln brands. Under these plans, dealers originate the leases and offer them to us for purchase. Upon our purchase of a lease, we take ownership of the lease and title to the leased vehicle from the dealer. After we purchase a lease from a dealer, the dealer generally has no further obligation to us in connection with the lease. The customer is responsible for properly maintaining the vehicle and is obligated to pay for excess wear and use as well as excess mileage, if any. At the end of the lease, the customer has the option to purchase the vehicle for the price specified in the lease contract, or return the vehicle to the dealer. If the customer returns the vehicle to the dealer, the dealer may buy the vehicle from us or return it to us. We generally sell vehicles returned to us to Ford and non-Ford dealers through auctions.

The amount we pay to a dealer for a lease, also called the acquisition cost, is based on the negotiated vehicle price agreed to between the dealer and the retail customer, less any vehicle trade-in allowance or down payment from the customer and special marketing cash payments offered by Ford Credit and Ford, plus any additional products, such as insurance and extended service plans, that are included in the contract. The customer makes monthly lease payments based on the purchase price less the contractual residual value of the vehicle, plus lease charges. Some of our lease programs, such as our Red Carpet Lease Advance Payment Plan, provide certain pricing advantages to customers who make all or some monthly payments at lease inception or purchase refundable higher mileage allowances. We require lease customers to carry fire, theft, liability, and collision insurance on leased vehicles. In the case of a contract default and repossession, the customer typically remains liable for any deficiency between net auction proceeds and the defaulted contract obligations, including any repossession-related expenses.

In the United States, operating lease terms for new vehicles range primarily from 24 to 39 months. In both 2018 and 2019, the average original lease term for contracts purchased was 35 months.

Item 1. Business (Continued)

Non-Consumer Financing

Overview

We extend credit to franchised dealers selling Ford and Lincoln vehicles primarily in the form of approved lines of credit to purchase new and used vehicles. Each lending request is evaluated, taking into consideration the borrower’s financial condition, supporting security, and numerous other financial and qualitative factors. Generally, receivables are secured by the related vehicle or the related property and may also be secured by other dealer assets. Asset verification processes are in place and generally include physical audits of vehicle inventories with increased audit frequency for higher-risk dealers.

Dealer Financing

Wholesale Financing. We offer a wholesale financing program for qualifying dealers to finance new and used vehicles held in inventory (also known as floorplan financing). We generally finance the vehicle’s wholesale invoice price for new vehicles and up to 100% of the dealer’s purchase price for used vehicles. Dealers generally pay a floating interest rate on wholesale loans. In the United States, the average new wholesale receivable, excluding the time the vehicle was in transit from the assembly plant to the dealership, was outstanding for 68 days in 2018 compared with 71 days in 2019. Our wholesale financing program includes financing of large multi-brand dealer groups.

When a dealer uses our wholesale financing program to purchase vehicles, we obtain a security interest in the vehicles and, in many instances, other assets of the dealer. In the United States and Canada, our wholly owned subsidiary, The American Road Insurance Company (“TARIC”), generally provides insurance for vehicle damage and theft of vehicles held in dealer inventory that are financed by us.

Dealer Loans. We make loans to dealers to finance the purchase of dealership real estate, to make improvements to dealership facilities, and to provide working capital. These loans are typically secured by mortgages on dealership real estate and / or by security interests in other dealership assets. In addition, these loans are generally supported by personal guarantees from the individual owners of the dealership.

Other Dealer Financing. We also provide financing to qualified dealers for vehicles to be utilized for service replacement and retail rental use. In addition, we provide financing to qualified daily rental companies for new and used vehicles used in their operations.

Other Financing

We also purchase receivables from Ford and its affiliates, primarily related to the sale of parts and accessories to dealers and certain used vehicles from daily rental fleet companies. In addition, we provide financing to Ford for vehicles that Ford leases to its employees. These receivables are excluded from our credit quality reporting since the performance of this group of receivables is generally guaranteed by Ford.

Marketing and Special Programs

We actively market our financing products and services to automotive dealers and customers. We demonstrate to dealers the value of a business relationship with us through personal sales contacts, targeted advertisements in trade publications, and participation in dealer-focused conventions and organizations. Our marketing strategy is based on our belief that we can better assist dealers in achieving their sales, financial, and customer satisfaction goals by being a reliable finance source with knowledgeable automotive and financial professionals offering personal attention and interaction. We demonstrate our commitment to dealer relationships with a variety of materials, measurements, and analyses showing the advantages of a full range of automotive financing products that allows consistent and predictable single source financing. We promote increased dealer transactions through incentives, bonuses, contests, and selected program and rate adjustments.

Item 1. Business (Continued)

We promote our retail financing products primarily through pre-approved credit offers to prospective customers, point-of-sale information, and ongoing communications with existing customers. Our communications to these customers promote the advantages of our financing products, the availability of special plans and programs, and the benefits of affiliated products, such as extended warranties, service plans, insurance coverage, gap protection, and excess wear and use waivers. We also emphasize the quality of our customer service and the ease of making payments and transacting business with us. For example, through our web site located at www.fordcredit.com or via our mobile application a customer can make inquiries, review an account balance, examine current incentives, schedule an electronic payment, or qualify for a pre-approved credit offer.

We also market our non-consumer financing services with a specialized group of employees who make direct sales calls on dealers and, often at the request of such dealers, on potential high-volume commercial customers. This group also uses various materials to explain our flexible programs and services specifically directed at the needs of commercial and fleet vehicle customers.

Servicing

Consumer Financing

After we purchase retail financing contracts and operating leases from dealers and other customers, we manage the contracts during their contract terms. This management process is called servicing. We service the finance receivables and operating leases we originate and purchase. Our servicing duties include the following:

•	Applying monthly payments from customers;

•	Maintaining a security interest in the financed vehicle;

•	Providing billing statements to customers;

•	Responding to customer inquiries;

•	Releasing our security interest on paid-off finance contracts;

•	Contacting delinquent customers for payment;

•	Arranging for the repossession of vehicles; and

•	Selling repossessed and returned vehicles.

Customer Payment Operations. Customers may make payments by mailing checks to a bank for deposit in a lockbox account, through electronic payment services, a direct debit program, or a telephonic payment system.

Collections. We design our collection strategies and procedures to keep accounts current and to collect on delinquent accounts. We employ a combination of proprietary and non-proprietary tools to assess the probability and severity of default for all of our finance receivables and operating leases and implement our collection efforts based on our determination of the credit risk associated with each customer. As each customer develops a payment history, we use an internally developed behavioral scoring model to assist in determining the best collection strategies. Based on data from this scoring model, contracts are categorized by collection risk. Our centralized collection operations are supported by auto-dialing technology and proprietary collection and workflow operating systems. Through our auto-dialer program and our monitoring and call log systems, we target our efforts on contacting customers about missed payments and developing satisfactory solutions to bring accounts current.

Supplier Operations. We engage vendors to perform some of our servicing processes. These processes include depositing monthly payments from customers, monitoring the perfection of security interests in financed vehicles, imaging of contracts and electronic data file maintenance, generating retail financing and operating lease billing statements, providing telephonic payment systems for retail customers, handling of some inbound and outbound collections calls, and recovering deficiencies for selected accounts.

Item 1. Business (Continued)

Payment Extensions. A payment extension defers one or more past due payments and moves the scheduled maturity date by the number of months extended. Ford Credit’s guidelines for offering a payment extension generally require that the customer’s payment problem is temporary, the customer has an income source for making the next payment, and the customer has made at least one payment since the contract’s origination. Payment extensions are reviewed regularly by Ford Credit's servicing managers. When allowed by state law, Ford Credit usually collects a fee on extensions. Each month, Ford Credit grants payment extensions on about 1-2% of the retail installment sale contracts in its U.S. portfolio.

Repossessions and Off-Lease Vehicles. We view repossession of a financed or leased vehicle as a final step that we undertake only after all other collection efforts have failed. Our United States and Canada systems also employ a web-based network of outside contractors who support the repossession process. In all of our markets we sell repossessed vehicles and apply the proceeds to the amount owed on the customer’s account. We continue to attempt collection of any deficient amounts until the account is paid in full, we obtain mutually satisfactory payment arrangements with the debtor, or we determine that the account is uncollectible. Repossessed vehicles are reported in Other assets on our balance sheet at values that approximate expected net auction proceeds.

We manage the sale of returned leased vehicles and repossessed vehicles. We inspect and recondition the vehicle to maximize the net auction value of the vehicle. Returned leased vehicles are predominantly sold through an on-line auction, closed auctions in which only Ford and Lincoln dealers may participate, or at open auctions in which any licensed dealer can participate. Typically, repossessed vehicles are sold at open auctions.

Non-Consumer Financing

In the United States and Canada, we require dealers to submit monthly financial statements that we monitor for potential credit deterioration. We assign an evaluation rating to each dealer, which, among other things, determines the frequency of physical audits of vehicle inventory.  We electronically audit vehicle inventory utilizing integrated systems allowing us to access information from Ford reported sales. We monitor dealer inventory financing payoffs to detect deviations from typical repayment patterns and take appropriate actions. If a dealer fails to make principal or interest payments when due, we will classify the dealer as “status” and may take one or more of the following actions: demand payment of all or a portion of the related receivables; suspend the dealer’s credit lines; place Ford Credit employees or security personnel at the dealership; secure the dealer’s inventory; require certified funds for all vehicles sold by the dealer; initiate legal actions to exercise rights under the floorplan financing agreement; or increase the dealer’s floorplan interest rate. If a loss appears imminent, we will attempt to redistribute new vehicle inventory, liquidate all remaining collateral, enforce any third-party guarantees, and charge off any remaining amounts as uncollectible.

We also provide financing to fleet purchasers, leasing companies, daily rental companies, and other commercial customers. We generally review our exposure under these credit arrangements at least annually.

In addition, we may service wholesale receivables that have been sold to third parties or wholesale receivables that are originated by a third party.

Outside of the United States and Canada, non-consumer financing is managed by the respective regional offices, executed within the local markets, and similar risk management principles are applied.

Item 1. Business (Continued)

Insurance

We conduct insurance underwriting operations primarily through TARIC in the United States and Canada. TARIC offers a variety of products and services, including:

•	Physical damage insurance coverage for Ford Credit financed vehicles at dealer locations;

•	Physical damage insurance coverage for non-affiliated company financed vehicles, serviced by Ford Credit, at dealer locations;

•	Physical damage insurance coverage for Ford and Lincoln vehicles in transit between final assembly plants and dealer locations;

•	Contractual liability insurance on extended service contracts for Ford and its affiliates; and

•	Commercial automobile and general liability insurance and surety bonds for Ford in the United States.

TARIC invests premiums, other revenue, and its capital and surplus to fund future claims, and has established investment guidelines and strategies to reflect its risk tolerance, regulatory requirements, and rating agency considerations, among other factors. TARIC is rated by A.M. Best Company on its financial strength and issuer credit rating. Since 2012, TARIC’s rating has been A (Excellent) for its financial strength and “a” on its issuer credit rating and has a “stable” outlook.

We also offer various Ford-branded insurance products throughout the world underwritten by non-affiliated insurance companies from which we receive fee income, but the underwriting risk remains with the non-affiliated insurance companies. Premiums from our insurance business generated 1% of our total revenue in both 2018 and 2019.

Employee Relations

We employed approximately 7,600 and 6,800 full-time employees worldwide at year-end 2018 and 2019, respectively. Most employees are salaried and are not represented by a union.

Item 1. Business (Continued)

Governmental Regulations

As a finance company, we are highly regulated by the governmental authorities in the locations where we operate.

United States

Within the United States, our operations are subject to regulation and supervision under various federal, state, and local laws.

Federal Regulation. We are subject to federal regulation, including the Truth-in-Lending Act, the Consumer Leasing Act, the Equal Credit Opportunity Act, and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective purchasers and lessees in consumer retail financing and operating lease transactions and prohibit discriminatory credit practices. The principal disclosures required under the Truth-in-Lending Act for retail financing transactions include the terms of repayment, the amount financed, the total finance charge, and the annual percentage rate. For operating lease transactions, under the Consumer Leasing Act, we are required to disclose the amount due at lease inception, the terms for payment, and information about lease charges, insurance, excess mileage, wear and use charges, and liability on early termination. The Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants and customers on a variety of factors, including race, color, sex, age, or marital status. Pursuant to the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for being denied. In addition, any of the credit scoring systems we use during the application process or other processes must comply with the requirements for such systems under the Equal Credit Opportunity Act. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a consumer credit report obtained from a national credit bureau and sets forth requirements related to identity theft, privacy, and accuracy in credit reporting. In addition, under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), it is unlawful for us to engage in any unfair, deceptive, or abusive act or practice. We are also subject to the Servicemembers Civil Relief Act that provides additional protections for certain customers in the military such as prohibiting us from charging interest in excess of 6% on transactions with those customers, limiting our ability to collect future payments from those operating lease customers who terminate their lease early, and limiting our use of self-help repossession of the vehicle for those customers. We are subject to other federal regulation, including the Gramm-Leach-Bliley Act, which requires us to maintain confidentiality and safeguard certain consumer data in our possession and to communicate periodically with consumers on privacy matters. In addition, the Consumer Financial Protection Bureau (“CFPB”) has broad rule-making and enforcement authority for a wide range of consumer financial protection laws that regulate consumer finance businesses, such as Ford Credit’s financing business. For additional discussion of the CFPB, see “Item 1A. Risk Factors”.

We are also subject to regulation in our funding and securitization activities, including requirements under federal securities laws and specific rules and requirements for asset-backed securities. Derivative activities are regulated under the Commodities Exchange Act and Dodd-Frank Act. These regulations also impose operational and reporting requirements for these funding transactions.

State Regulation - Licensing. In most states, a consumer credit regulatory agency regulates and enforces laws relating to finance companies. Rules and regulations generally provide for licensing of finance companies, limitations on the amount, duration, and charges, including interest rates, that can be included in finance contracts, requirements as to the form and content of finance contracts and other documentation, and restrictions on collection practices and creditors’ rights. We must renew these licenses periodically. In periods of high interest rates, rate limitations could have an adverse effect on our operations if we were unable to purchase retail installment sale contracts with finance charges that reflect our increased costs. In certain states, we are subject to periodic examination by state regulatory authorities.

Item 1. Business (Continued)

State Regulation - Repossessions. To mitigate our credit losses, sometimes we repossess a financed or leased vehicle. Repossessions are subject to prescribed legal procedures, including peaceful repossession, one or more customer notifications, a prescribed waiting period prior to disposition of the repossessed vehicle, and return of personal items to the customer. Some states provide the customer with reinstatement rights that require us to return a repossessed vehicle to the customer in certain circumstances. Our ability to repossess and sell a repossessed vehicle is restricted if a customer declares bankruptcy.

International

In some countries outside the United States, some of our subsidiaries, including FCE and Ford Bank GmbH, are regulated and / or licensed banking institutions and are required, among other things, to maintain minimum capital and liquidity. FCE is authorized by the U.K. Prudential Regulation Authority (“PRA”) and regulated by the U.K. Financial Conduct Authority (“FCA”) and the PRA to carry on a range of regulated activities within the United Kingdom. Pursuant to the Capital Requirements Regulation and Directive, CRD IV, FCE operates through a branch and subsidiary network in 11 other European countries. Under FCE’s banking license, consumer credit and leasing activities are also passported to the European branches. In many other locations where we operate, governmental authorities require us to obtain equivalent banking licenses to conduct our business.

Regulatory Compliance Status

Based on our compliance management processes and procedures, we believe that we maintain all material licenses and permits required for our current operations and are in material compliance with all laws and regulations applicable to us and our operations. Failure to satisfy those legal and regulatory requirements could have a material adverse effect on our operations, financial condition, reputation, and / or liquidity. Further, the adoption of new laws or regulations, or the revision of existing laws and regulations, could have a material adverse effect on our operations, financial condition, and / or liquidity.

We actively monitor proposed changes to relevant legal and regulatory requirements in order to maintain our compliance. Through our governmental relations efforts, we also attempt to participate in the legislative and administrative rule-making process on regulatory initiatives that impact finance companies. The cost of our ongoing compliance efforts has not had a material adverse effect on our operations, financial condition, or liquidity.

For additional information on new or increased credit regulations, consumer or data protection regulations, or other regulations, refer to “Item 1A. Risk Factors.”

Item 1. Business (Continued)

Certain Agreements with Ford and Affiliates

We and Ford are parties to an Amended and Restated Relationship Agreement (the “Relationship Agreement”) relating to our long-standing business practices with Ford. A copy of the Relationship Agreement was filed as an exhibit to our Current Report on Form 8-K dated April 30, 2015, and is incorporated by reference herein as an exhibit. Pursuant to the Relationship Agreement, if our managed leverage for a calendar quarter were to be higher than 11.5 to 1 (as reported in our most recent Form 10-Q Report or Form 10-K Report), we can require Ford to make or cause to be made a capital contribution to us in an amount sufficient to have caused such managed leverage to have been 11.5 to 1. No capital contributions have been made to us pursuant to the Relationship Agreement.

In addition to the foregoing, the other principal terms of the Relationship Agreement include the following:

•	Any extension of credit from us to Ford or any of Ford’s automotive affiliates will be on arm’s length terms and will be enforced by us in a commercially reasonable manner;

•
We will not guarantee more than $500 million of the indebtedness of, make any investments in, or purchase any real property or manufacturing equipment classified as an automotive asset from Ford or any of Ford’s automotive affiliates;

•
We will not be required by Ford or any of Ford’s automotive affiliates to accept credit or residual risk beyond what we would be willing to accept acting in a prudent and commercially reasonable manner (taking into consideration any interest rate supplements or residual value support payments, guarantees, or other subsidies that are provided to us by Ford or any of Ford’s automotive affiliates);

•
We and Ford are separate, legally distinct companies, and we will continue to maintain separate books and accounts. We will prevent our assets from being commingled with Ford’s assets, and hold ourselves out as a separate and distinct company from Ford and Ford’s automotive affiliates;

•
Allocates to us $3.0 billion of commitments, including commitments under a Chinese renminbi sub-facility, as the amount we may borrow as a Subsidiary Borrower under Ford’s corporate credit facility and requires us to reimburse Ford for a proportionate amount of Ford’s costs under that credit facility; and

•
Prohibits Ford from terminating Ford’s corporate credit facility prior to its maturity, or taking any other action that would impair our ability to borrow under that credit facility, without our prior written consent.

We also have an agreement to maintain FCE’s net worth in excess of $500 million. No payments have been made to FCE pursuant to the agreement during the 2001 through 2019 periods.

More information about agreements between us and Ford and other affiliates is contained in our Notes to the Financial Statements, “Business - Overview,” “Business - Consumer Financing - Retail Financing,” “Business - Non-Consumer Financing - Other Financing,” and the description of Ford’s business in Ford’s 2019 Form 10-K Report.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

Our primary focus is to profitably support the sale of Ford and Lincoln vehicles. We work with Ford to maximize customer and dealer satisfaction and loyalty, offering a wide variety of financing products and outstanding service. We strive to continually improve processes focusing on the customer and the dealer to manage costs and ensure the efficient use of capital. As a result, Ford Credit is uniquely positioned to drive incremental sales, improve customer satisfaction and owner loyalty to Ford, and direct profits and distributions back to Ford to support its overall business, including vehicle development.

We leverage three fundamental strategies in the management of our operations:

•	To employ prudent origination practices while maintaining a managed level of risk;

•	To have efficient and effective servicing and collection practices; and

•	To fund the business efficiently while managing our balance sheet risk.

Generation of Revenue, Income, and Cash

The principal factors that influence our earnings are the amount and mix of finance receivables, operating leases, and financing margins. The performance of these receivables and operating leases over time, mainly through the impact of credit losses and variations in the residual value of leased vehicles, also affects our earnings.

The amount of our finance receivables and operating leases depends on many factors, including:

•	The volume of new and used vehicle sales and leases;

•	The extent to which we purchase retail financing and operating lease contracts and the extent to which we provide wholesale financing;

•	The sales price of the vehicles financed;

•	The level of dealer inventories;

•	Ford-sponsored special financing programs available exclusively through us; and

•	The availability of cost-effective funding.

For finance receivables, financing margin equals the difference between revenue earned on finance receivables and the cost of borrowed funds. For operating leases, financing margin equals revenue earned on operating leases, less depreciation expense and the cost of borrowed funds. Interest rates earned on most receivables and rental charges on operating leases generally are fixed at the time the contracts are originated. On some receivables, primarily dealer wholesale financing, we charge interest at a floating rate that varies with changes in short-term interest rates.

Business Performance

We review our business performance by segment (United States and Canada, Europe, and All Other) on a managed basis. Receivables are presented on a managed basis, as it closely approximates the customer’s outstanding balance on the receivables, which is the basis for earning revenue. Our managed receivables equal net finance receivables, net investment in operating leases, and held-for-sale receivables, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation). To evaluate our performance we monitor a number of measures, such as delinquencies, repossession statistics, losses on repossessions, and the number of bankruptcy filings.

We measure the performance of our segments primarily on an income before income taxes basis, after excluding market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions, which are reflected in Unallocated Other. These adjustments are excluded when assessing our segment performance because they are carried out at the corporate level. We also adjust segment performance to reallocate interest expense among the segments reflecting debt and equity levels proportionate to their product risk. For additional information regarding our segments, see Note 16 of our Notes to the Financial Statements.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Definitions and Information Regarding Causal Factors

In general, we measure period-to-period changes in earnings before taxes (“EBT”) using the causal factors listed below:

•	Volume and Mix – Volume and Mix are primarily reflected within Net financing margin on the income statement.

◦
Volume primarily measures changes in net financing margin driven by changes in average managed receivables at prior period financing margin yield (defined below in financing margin) at prior period exchange rates. Volume changes are primarily driven by the volume of new and used vehicles sold and leased, the extent to which we purchase retail financing and operating lease contracts, the extent to which we provide wholesale financing, the sales price of the vehicles financed, the level of dealer inventories, Ford-sponsored special financing programs available exclusively through us, and the availability of cost-effective funding.

◦	Mix primarily measures changes in net financing margin driven by period-over-period changes in the composition of our average managed receivables by product within each region.

•	Financing Margin – Financing Margin is reflected within Net financing margin on the income statement.

◦
Financing margin variance is the period-to-period change in financing margin yield multiplied by the present period average managed receivables at prior period exchange rates. This calculation is performed at the product and country level and then aggregated. Financing margin yield equals revenue, less interest expense and scheduled depreciation for the period, divided by average managed receivables for the same period.

◦
Financing margin changes are driven by changes in revenue and interest expense. Changes in revenue are primarily driven by the level of market interest rates, cost assumptions in pricing, mix of business, and competitive environment. Changes in interest expense are primarily driven by the level of market interest rates, borrowing spreads, and asset-liability management.

•	Credit Loss – Credit Loss is reflected within the Provision for credit losses on the income statement.

◦
Credit loss is the change in the provision for credit losses at prior period exchange rates. For analysis purposes, management splits the provision for credit losses into net charge-offs and the change in the allowance for credit losses.

◦
Net charge-off changes are primarily driven by the number of repossessions, severity per repossession, and recoveries. Changes in the allowance for credit losses are primarily driven by changes in historical trends in credit losses and recoveries, changes in the composition and size of our present portfolio, changes in trends in historical used vehicle values, and changes in economic conditions. For additional information, refer to the “Critical Accounting Estimates” section.

◦
As of January 1, 2019, we changed our accounting method for reporting early termination losses related to customer defaults on operating leases.  Previously, we presented the early termination loss reserve on operating leases due to customer default events as part of the allowance for credit losses which reduces Net investment in operating leases on the balance sheet.  On the income statement, the incurred losses were included in Provision for credit losses.  We now consider the effects of operating lease early terminations when determining depreciation estimates, which are included as part of accumulated depreciation within Net investment in operating leases on the balance sheet, and Depreciation on vehicles subject to operating leases on the income statement.  We believe this change in accounting method is preferable as the characterization of these changes is better reflected as depreciation.  We have reclassified prior period amounts to reflect these changes.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

•	Lease Residual – Lease Residual is reflected within Depreciation on vehicles subject to operating leases on the income statement.

◦
Lease residual measures changes to residual performance at prior period exchange rates. For analysis purposes, management splits residual performance primarily into residual gains and losses, and the change in accumulated supplemental depreciation.

◦
Residual gain and loss changes are primarily driven by the number of vehicles returned to us and sold, and the difference between the auction value and the depreciated value (which includes both base and accumulated supplemental depreciation) of the vehicles sold. Changes in accumulated supplemental depreciation are primarily driven by changes in our estimate of the expected auction value at the end of the lease term, and changes in our estimate of the number of vehicles that will be returned to us and sold. With the change in accounting method discussed above, Depreciation on vehicles subject to operating leases now reflects early termination losses on operating leases due to customer default events for all periods presented. For additional information, refer to the “Critical Accounting Estimates” section.

•	Exchange – Reflects changes in EBT driven by the effects of converting functional currency income to U.S. dollars.

•	Other – Primarily includes Operating expenses, Other revenue, Insurance expenses, and Other income on the income statement at prior period exchange rates.

◦	Changes in operating expenses are primarily driven by salaried personnel costs, facilities costs, and costs associated with the origination and servicing of customer contracts.

◦
In general, other income changes are primarily driven by changes in earnings related to market valuation adjustments to derivatives (primarily related to movements in interest rates), which are included in unallocated risk management, and other miscellaneous items.

In addition, the following definitions and calculations apply to the charts contained in Item 7 of this Report:

•
Cash (as shown in the Funding Structure, Liquidity, and Leverage tables) – Cash and cash equivalents and Marketable securities reported on Ford Credit’s balance sheet, excluding amounts related to insurance activities.

•
Debt (as shown in the Key Metrics and Leverage tables) – Debt on Ford Credit’s balance sheet. Includes debt issued in securitizations and payable only out of collections on the underlying securitized assets and related enhancements. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions.

•	Earnings Before Taxes (EBT) – Reflects Income before income taxes as reported on Ford Credit’s income statement.

•	Return on Equity (ROE) (as shown in the Key Metrics table) – Reflects return on equity calculated by annualizing net income for the period and dividing by monthly average equity for the period.

•	Securitization Cash (as shown in the Liquidity table) – Cash held for the benefit of the securitization investors (for example, a reserve fund).

•
Securitizations (as shown in the Public Term Funding Plan table) – Public securitization transactions, Rule 144A offerings sponsored by Ford Credit, and widely distributed offerings by Ford Credit Canada.

•
Term Asset-Backed Securities (as shown in the Funding Structure table) – Obligations issued in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements.

•
Total Net Receivables (as shown in the Key Metrics and Financial Condition tables) – Includes finance receivables (retail financing and wholesale) sold for legal purposes and net investment in operating leases included in securitization transactions that do not satisfy the requirements for accounting sale treatment. These receivables and operating leases are reported on Ford Credit’s balance sheet and are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.

•
Unallocated Other (as shown in the Segment Results table) – Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Results of Operations

Key Metrics

The following table shows our full year 2019 key metrics compared with full year 2018:

	Full Year
GAAP Financial Measures	2018	2019	H / (L)
Net Receivables (billions)	$146	$142	(3)%
Loss-to-Receivables (bps) (a)	55	52	(3)
Auction Values (b)	$18,540	$18,150	(2)%
EBT (millions)	$2,627	$2,998	$371
ROE (%)	14%	15%	1 ppt

Other Balance Sheet Metrics
Debt (billions)	$140	$140	—%
Net Liquidity (billions)	$27	$33	22%
Financial Statement Leverage (to 1)	9.4	9.8	0.4
__________

(a)	U.S. retail financing only, previously included both retail financing and operating leases

(b)	U.S. 36-month off-lease auction values at full year 2019 mix

Non-GAAP Financial Measures	December 31, 2018	December 31, 2019	H / (L)
Managed Receivables (billions) (a)	$155	$152	(2)%
Managed Leverage (to 1) (b)	8.8	8.9	0.1
__________

(a)	See “Financial Condition” section for reconciliation to GAAP

(b)	See “Leverage” section for reconciliation to GAAP

In 2019, EBT was $2,998 million, $371 million higher compared with the prior year. Receivables at December 31, 2019 were lower than a year ago. Consumer credit metrics were healthy in the United States, with the loss-to-receivables ratio at 0.52%, which decreased three basis points from a year ago. U.S. auction values were down 2% compared with 2018.

ROE was 15%, one percentage point higher compared with a year ago, primarily reflecting higher EBT.

Full Year 2019 Compared with Full Year 2018

The following table shows the factors that contributed to the strong full year 2019 EBT (in millions):

Change in EBT by Causal Factor
Full Year 2018 EBT	$2,627
Volume / Mix	(38)
Financing Margin	(86)
Credit Loss	127
Lease Residual	249
Exchange	(71)
Other	190
Full Year 2019 EBT	$2,998

Our 2019 EBT was $371 million higher than a year ago, driven by favorable lease residual, credit loss, and derivative performance.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Segment Results

We have three reportable segments in our consolidated financial statements that align with our management reporting structure and reflect the manner in which our Chief Operating Decision Maker manages our business, including resource allocation and performance assessment. These segments are: United States and Canada, Europe, and All Other. Items excluded in assessing segment performance, because they are managed at the corporate level, are reflected in Unallocated Other. Results of operations by segment and Unallocated Other for full year 2018 and 2019 are shown below (in millions):

	Full Year
	2018	2019	H / (L)
Results
United States and Canada segment	$2,132	$2,365	$233
Europe segment	382	352	(30)
All Other segment	187	143	(44)
Total segments	$2,701	$2,860	$159
Unallocated other	(74)	138	212
Earnings before taxes	$2,627	$2,998	$371
(Provision for) / Benefit from income taxes	(403)	(770)	367
Net Income	$2,224	$2,228	$4

For additional information, see Note 16 of our Notes to the Financial Statements.

United States and Canada Segment

The United States and Canada segment EBT of $2,365 million for full year 2019 was $233 million higher compared with 2018, explained by favorable lease residual and credit loss performance, partially offset by unfavorable financing margin. The favorable lease residual performance was driven by lower supplemental depreciation on vehicles in Ford Credit’s lease portfolio, partially offset by the non-recurrence of 2018 auction performance gains. The favorable credit loss performance reflects lower reserves and the non-recurrence of 2018 non-consumer losses. The unfavorable financing margin was primarily driven by higher borrowing cost.

Europe Segment

The Europe segment EBT of $352 million for full year 2019 was $30 million lower compared with 2018, primarily due to the sale of the Forso Nordic AB (“Forso”) operations, separation costs for restructuring actions, and weakening European currencies, partially offset by favorable volume and mix and lower other operating costs.

All Other Segment

The All Other segment EBT of $143 million for full year 2019 was $44 million lower compared with 2018, explained primarily by unfavorable volume and mix as the result of lower receivables, partially offset by favorable credit loss performance and financing margin improvements.

Unallocated Other

Unallocated other was a $138 million gain for full year 2019, a $212 million improvement compared with 2018, reflecting favorable performance in market valuation adjustments to derivatives.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Results of Operations - 2018

The following chart shows our full year 2018 key metrics compared with full year 2017:

	Full Year
GAAP Financial Measures	2017	2018	H / (L)
Net Receivables (billions)	$143	$146	3%
Loss-to-Receivables (bps) (a)	62	55	(7)
Auction Values (b)	$17,815	$18,540	4%
EBT (millions)	$2,310	$2,627	$317
ROE (%)	22%	14%	(8) ppts

Other Balance Sheet Metrics
Debt (billions)	$138	$140	2%
Net Liquidity (billions)	$30	$27	(7)%
Financial Statement Leverage (to 1)	8.7	9.4	0.7
__________

(a)	U.S. retail financing only, previously included both retail financing and operating leases

(b)	U.S. 36-month off-lease auction values at 2019 mix

Non-GAAP Financial Measures	December 31, 2017	December 31, 2018	H / (L)
Managed Receivables (billions) (a)	$151	$155	3%
Managed Leverage (to 1) (b)	8.0	8.8	0.8
__________

(a)	See “Financial Condition” section for reconciliation to GAAP

(b)	See “Leverage” section for reconciliation to GAAP

In 2018, EBT was $2,627 million, $317 million higher compared with the prior year. Net receivables and managed receivables were 3% higher compared with 2017, led by growth in the United States. Consumer credit metrics were healthy in the United States, with the loss-to-receivables ratio at 0.55%, which improved seven basis points from the prior year. U.S. auction values were up 4% compared with 2017.

ROE was 14%, eight percentage points lower compared with 2017, primarily reflecting the non-recurrence of the impact of the Tax Cuts and Jobs Act of 2017 on our provision for income taxes.

Full Year 2018 Compared with Full Year 2017

The following table shows the factors that contributed to the strong full year 2018 EBT:

Change in EBT by Causal Factor
Full Year 2017 EBT	$2,310
Volume / Mix	262
Financing Margin	(69)
Credit Loss	57
Lease Residual	320
Exchange	(9)
Other	(244)
Full Year 2018 EBT	$2,627

Our 2018 EBT was $317 million higher than in 2017, reflecting favorable lease residual performance and favorable volume and mix. This was offset in part by unfavorable derivatives market valuation.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Segment Results - 2018

Results of operations by segment and Unallocated Other for full year 2017 and 2018 are shown below (in millions):

	Full Year
	2017	2018	H / (L)
Results
United States and Canada segment	$1,694	$2,132	$438
Europe segment	320	382	62
All Other segment	195	187	(8)
Total segments	$2,209	$2,701	$492
Unallocated other	101	(74)	(175)
Earnings before taxes	$2,310	$2,627	$317
(Provision for) / Benefit from income taxes	697	(403)	(1,100)
Net Income	$3,007	$2,224	$(783)

For additional information, see Note 16 of our Notes to the Financial Statements.

United States and Canada Segment

The United States and Canada segment EBT of $2.1 billion for full year 2018 was $438 million higher compared with 2017, more than explained by favorable lease residual performance, favorable volume and mix, and lower insurance losses. This was partially offset by increased operating costs.

Europe Segment

The Europe Segment EBT of $382 million for full year 2018 was $62 million higher compared with 2017, explained primarily by favorable volume and mix. Higher operating costs due to Brexit were a partial offset.

All Other Segment

The All Other segment EBT of $187 million for full year 2018 was $8 million lower compared with 2017, explained primarily by favorable volume and mix and tax incentives. Lower financing margin was a partial offset.

Unallocated Other

Unallocated Other was a $74 million loss for full year 2018, a $175 million deterioration compared with 2017, reflecting unfavorable performance in market valuation adjustments to derivatives.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Financing Shares and Contract Placement Volume

Our focus is on supporting Ford and Lincoln dealers and customers. This includes going to market with Ford and our dealers to support vehicle sales with financing products and marketing programs. Ford’s marketing programs may encourage or require Ford Credit financing and influence the financing choices customers make. As a result, our financing share, volume, and contract characteristics vary from period to period as Ford’s marketing programs change.

The following table shows our retail financing and operating lease share of new Ford and Lincoln vehicle sales, wholesale financing share of new Ford and Lincoln brand vehicles acquired by dealers (in percent), and contract placement volume for new and used vehicles (in thousands).

	For the Years Ended December 31,
	2017	2018	2019
Share of Ford and Lincoln Sales (a)
United States	55%	58%	51%
Canada	77	75	66
U.K.	35	37	39
Germany	48	48	47
Total Europe segment	37	38	37
China	28	35	35

Wholesale Share
United States	76%	76%	75%
Canada	61	59	57
U.K.	100	100	100
Germany	94	93	93
Total Europe segment	98	98	98
China	57	63	60

Contract Placement Volume - New and Used (000)
United States and Canada segment	1,303	1,319	1,093
Europe segment	541	541	515
All Other segment	305	211	141
Total	2,149	2,071	1,749
__________

(a)	United States and Canada exclude Fleet sales, other markets include Fleet

In 2019, United States and Canada segment and Europe segment contract placement volume were down compared with a year ago, primarily reflecting lower financing share. In 2019, All Other segment contract volume was down compared with a year ago, explained by lower Ford sales in China.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Financial Condition

Our receivables, including finance receivables and operating leases, were as follows (in billions):

	For the Years Ended December 31,
Net Receivables	2017	2018	2019
United States and Canada Segment
Consumer financing	$54.4	$55.7	$55.4
Non-Consumer financing	28.7	31.2	29.4
Net Investment In operating leases	26.4	27.0	27.3
Total United States and Canada Segment	$109.5	$113.9	$112.1

Europe Segment
Consumer financing	$15.0	$15.5	$14.8
Non-Consumer financing	9.2	9.6	9.8
Net Investment In operating leases	0.3	0.4	0.4
Total Europe Segment	$24.5	$25.5	$25.0

All Other Segment
Consumer financing	$5.2	$4.6	$3.3
Non-Consumer financing	3.5	2.3	1.6
Net Investment In operating leases	—	—	—
Total All Other Segment	$8.7	$6.9	$4.9

Total net receivables	$142.7	$146.3	$142.0

Managed Receivables
Total net receivables (GAAP)	$142.7	$146.3	$142.0
Held-for-sale receivables (GAAP)	—	—	1.5
Unearned interest supplements and residual support	6.1	6.8	6.7
Allowance for credit losses	0.6	0.6	0.5
Other, primarily accumulated supplemental depreciation	1.1	1.2	1.0
Total managed receivables (Non-GAAP)	$150.5	$154.9	$151.7

Untied States and Canada Segment Lease Mix
SUV / CUV	55%	56%	57%
Truck	23	27	30
Car	22	17	13

At December 31, 2017, 2018, and 2019, total net receivables includes consumer receivables before allowance for credit losses of $38.9 billion, $40.7 billion, and $38.3 billion, respectively, and non-consumer receivables before allowance for credit losses of $24.5 billion, $25.7 billion, and $26.8 billion, respectively, that have been sold for legal purposes in securitization transactions but continue to be reported in our consolidated financial statements. In addition, at December 31, 2017, 2018, and 2019, total net receivables includes net investment in operating leases of $11.5 billion, $16.3 billion, and $14.9 billion, respectively, that have been included in securitization transactions but continue to be reported in our consolidated financial statements. These net receivables are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations or the claims of Ford Credit’s other creditors. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions. For additional information on our securitization transactions, refer to the “Securitization Transactions” and “On-Balance Sheet Arrangements” sections and Note 7 of our Notes to the Financial Statements.

Our operating lease portfolio was 19% of total net receivables at December 31, 2019. Leasing is an important product, and our leasing strategy balance sales, share, residuals, and long-term profitability. Operating Leases in the United States and Canada represent 99% of our total operating lease portfolio.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Credit Risk

Credit risk is the possibility of loss from a customer’s or dealer’s failure to make payments according to contract terms. Credit losses are a normal part of a lending business, and credit risk has a significant impact on our business. We manage the credit risk of our consumer (retail financing) and non-consumer (dealer financing) receivables to balance our level of risk and return using our consistent underwriting standards, effective proprietary scoring system, and world-class servicing. The allowance for credit losses (also referred to as the credit loss reserve) represents our estimate of the probable credit losses inherent in our finance receivables as of the balance sheet date. The allowance for credit losses is estimated using a combination of models and management judgment, which reflect such factors as historical loss performance, portfolio quality, and receivable levels. The adequacy of our allowance for credit losses is assessed quarterly and the assumptions and models used in establishing the allowance are evaluated regularly. A description of our allowance setting process is provided in the “Critical Accounting Estimates - Allowance for Credit Losses” section.

Most of our charge-offs are related to retail financing. Charge-offs are affected by the number of vehicle repossessions, the unpaid balance outstanding at the time of repossession, the auction price of repossessed vehicles, and other charge-offs. We also incur credit losses on our dealer financing, but default rates for these receivables historically have been substantially lower than those for retail financing. For additional information on severity, refer to the “Critical Accounting Estimates - Allowance for Credit Losses” section.

In purchasing retail financing contracts, we use a proprietary scoring system that measures credit quality using information in the credit application, proposed contract terms, credit bureau data, and other information. After a proprietary risk score is generated, we decide whether to purchase a contract using a decision process based on a judgmental evaluation of the applicant, the credit application, the proposed contract terms, credit bureau information (e.g., FICO score), proprietary risk score, and other information. Our evaluation emphasizes the applicant’s ability to pay and creditworthiness focusing on payment, affordability, applicant credit history, and stability as key considerations. While FICO is a part of our scoring system, our models enable us to more effectively determine the probability that a customer will pay than using credit scores alone. When we originate business, our models project expected losses and we price accordingly. We ensure the business fits our risk appetite. For additional information on the quality of our receivables, see Note 4 of our Notes to the Financial Statements.

U.S. Origination Metrics

The following table shows U.S. retail financing and operating lease average placement FICO and higher risk portfolio mix metrics. Also shown are extended term mix and U.S. retail financing average placement terms.

	2017	2018	2019
Origination Metrics
Average placement FICO	746	746	748
Higher risk portfolio mix	6%	6%	6%
Greater than or equal to 84 months placement mix	2%	4%	3%
Average placement term (months)	65	65	65

The 2019 average placement FICO score remained strong. We support customers across the credit spectrum. Our higher risk business, as classified at contract inception, consistently represents 6% of our portfolio and has been stable for over 10 years.

In 2019, our average retail financing placement term was unchanged from a year ago, and retail financing contracts of 84 months and longer continued to be a relatively small part of our business. Ford Credit remains focused on managing the trade cycle – building customer relationships and loyalty while offering financing products and terms customers want. Ford Credit’s origination and risk management processes deliver robust portfolio performance.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

U.S. Retail Financing Credit Losses

The following table shows the primary drivers of credit losses in the U.S. retail financing business, which comprised 62% of our worldwide consumer finance receivables at December 31, 2019.

	2017	2018	2019
Credit Loss Drivers
Over-60-Day delinquencies (excl. bankruptcies)	0.17%	0.13%	0.13%
Repossessions (000)	27	28	27
Repossession ratio	1.29%	1.28%	1.24%
Loss severity (000) (a)	$10.8	$10.4	$10.7
Charge-offs (millions)	$276	$258	$247
LTR ratio (b)	0.62%	0.55%	0.52%
__________

(a)	The expected difference between the amount a customer owes when the finance contract is charged off and the amount received, net of expenses, from selling the repossessed vehicle

(b)	Loss-to-Receivables (“LTR”) ratios are charge-offs divided by average finance receivables

Compared with a year ago, the repossession rate has improved while delinquencies remained constant. Severity was slightly higher year-over-year reflecting higher principal outstanding at repossession. Our 2019 charge-offs and LTR ratio improved compared with the prior year. Credit loss metrics remain strong reflecting disciplined underwriting, a healthy business environment, and consumer credit conditions.

Worldwide Credit Losses

The following table shows key metrics related to worldwide credit losses:

	2017	2018	2019
Charge-offs (millions)	$369	$425	$371
LTR ratio	0.33%	0.35%	0.31%
Credit loss reserve (millions)	$597	$589	$513
Reserve as percent of EOP Managed Receivables	0.50%	0.48%	0.43%

Our worldwide credit loss metrics remain strong. The worldwide LTR ratio in 2019 improved from a year ago. Our credit loss reserve is based on such factors as historical loss performance, portfolio quality, and receivables level. The credit loss reserve and reserve as a percent of managed receivables were both lower than a year ago.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Residual Risk

Leasing is an important product that many customers want and value, and operating lease customers also are more likely to buy or lease another Ford or Lincoln vehicle. We manage our lease share with an enterprise view to support sales, protect residual values, and manage the trade cycle. Ford Credit and Ford work together under a leasing strategy that considers share, term, model mix, geography, and other factors.

We are exposed to residual risk on operating leases and similar balloon payment products where the customer may return the financed vehicle to us. Residual risk is the possibility that the amount we obtain from returned vehicles will be less than our estimate of the expected residual value for the vehicle. We estimate the expected residual value by evaluating recent auction values, return volumes for our leased vehicles, industrywide used vehicle prices, marketing incentive plans, vehicle quality data, and other factors. For operating leases, changes in expected residual values impact depreciation expense, which is recognized on a straight-line basis over the life of the lease.

For additional information on our residual risk on operating leases, refer to the “Critical Accounting Estimates - Accumulated Depreciation on Vehicles Subject to Operating Leases” section and Note 5 “Net Investment in Operating Leases”.

U.S. Ford and Lincoln Brand Operating Lease

The following table shows our share of Ford and Lincoln brand retail financing and operating lease sales, placement volume, and residual performance metrics for our U.S. operating lease portfolio, which represents 87% of our total net investment in operating leases at December 31, 2019.

	2017	2018	2019
Lease Share of Retail Sales
Ford Credit	20%	22%	20%
Industry (a)	29%	30%	30%

Placement Volume (000)
24-Month	38	43	41
36-Month	290	288	236
39-Month / Other	40	54	52
Total	368	385	329

Residual Performance
Return rates	80%	78%	78%
Return volume (000)	290	281	290
Off-lease auction values (b)	$17,815	$18,540	$18,150
__________

(a)	Source: J.D. Power PIN

(b)	36-month off-lease auction values at 2019 mix

Our U.S. operating lease share of retail sales in 2019 was lower compared with a year ago and remains below the industry, reflecting the Ford sales mix. Our 2019 lease placement volume was down compared with a year ago.

Lease return volume in 2019 was up from a year ago, and the lease return rate in 2019 was flat compared with a year ago. Our 2019 36-month off-lease auction values were down compared with a year ago.

We expect full-year 2020 36-month off-lease auction values to be about 5% lower compared with 2019 at a constant mix, based on third party projections.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Credit Ratings

Our short-term and long-term debt is rated by four credit rating agencies designated as nationally recognized statistical rating organizations (“NRSROs”) by the U.S. Securities and Exchange Commission: DBRS, Fitch, Moody’s, and S&P.

In several markets, locally recognized rating agencies also rate us. A credit rating reflects an assessment by the rating agency of the credit risk associated with a corporate entity or particular securities issued by that entity. Rating agencies’ ratings of us are based on information provided by us and other sources. Credit ratings assigned to us from all of the NRSROs are closely associated with their opinions on Ford. Credit ratings are not recommendations to buy, sell, or hold securities and are subject to revision or withdrawal at any time by the assigning rating agency. Each rating agency may have different criteria for evaluating company risk and, therefore, ratings should be evaluated independently for each rating agency.

The following rating actions were taken by these NRSROs since the filing of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

•On October 25, 2019, S&P downgraded the credit rating for Ford Credit (to BBB- from BBB) and revised the outlook to stable from negative.

The following table summarizes certain of the credit ratings and outlook presently assigned by these four NRSROs:

NRSRO RATINGS
	Ford Credit			NRSROs
	Long-Term Senior Unsecured	Short -Term Unsecured	Outlook/Trend	Minimum Long-Term Investment Grade Rating
DBRS	BBB	R-2M	Negative	BBB (low)
Fitch	BBB	F2	Negative	BBB-
Moody’s	Ba1	NP	Stable	Baa3
S&P	BBB-	A-3	Stable	BBB-

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Funding and Liquidity

Our primary funding objective is to be well capitalized with a strong balance sheet and ample liquidity to support our financing activities and growth under a variety of market conditions, including short-term and long-term market disruptions. Our funding strategy remains focused on diversification, and we plan to continue accessing a variety of markets, channels, and investors.

Our liquidity profile continues to be diverse, robust, and focused on maintaining liquidity levels that meet our business and funding requirements. We annually stress test our balance sheet and liquidity to ensure that we continue to meet our financial obligations through economic cycles.

Funding Sources

Our funding sources include primarily unsecured debt and securitization transactions (including other structured financings). We issue both short-term and long-term debt that is held by both institutional and retail investors, with long-term debt having an original maturity of more than 12 months.

We sponsor a number of securitization programs that can be structured to provide both short-term and long-term funding through institutional investors and other financial institutions in the United States and international capital markets. For additional information on our securitization transactions, refer to the “Securitization Transactions” section.

We obtain short-term unsecured funding from the sale of demand notes under our Ford Interest Advantage program, through the Retail Deposit program at FCE Bank plc (“FCE”), and by issuing unsecured commercial paper in the United States and other international markets. At December 31, 2019, the principal amount outstanding of Ford Interest Advantage notes, which may be redeemed at any time at the option of the holders thereof without restriction, and FCE Deposits was $7 billion. At December 31, 2019, the principal amount outstanding of our unsecured commercial paper was $4 billion, which primarily represents issuance under our commercial paper program in the United States.

We maintain multiple sources of readily available liquidity to fund the payment of our unsecured short-term debt obligations.

Cost of Funding Sources

The cost of securitization transactions and unsecured debt funding is based on a margin or spread over a benchmark interest rate. Spreads are typically measured in basis points. Our asset-backed funding and unsecured long-term debt costs are based on spreads over U.S. Treasury securities of similar maturities, a comparable London Interbank Offered Rate (“LIBOR”), or other comparable benchmark rates. The funding costs of our floating rate demand notes change depending on market conditions. For additional information on funding, see Note 11 of our Notes to the Financial Statements.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Funding and Liquidity

The following table shows funding for our managed receivables (in billions):

Funding Structure	December 31, 2017	December 31, 2018	December 31, 2019
Term debt (incl. bank borrowings)	$75	$70	$73
Term asset-backed securities	53	60	57
Commercial paper	5	4	4
Ford Interest Advantage / Deposits	5	6	7
Other	9	10	9
Equity	16	15	14
Adjustments for cash	(12)	(10)	(12)
Total managed receivables (a)	$151	$155	$152

Securitized Funding as a percent of Managed Receivables	35%	39%	38%
__________

(a)	Reconciliation to GAAP provided in the Financial Condition section

Managed receivables of $152 billion as of December 31, 2019, were funded primarily with term debt and term asset-backed securities. Securitized funding as a percent of managed receivables was 38%. We target a mix of securitized funding between 35% and 40%. The calendarization of the funding plan will result in quarterly fluctuations of the securitized funding percentage.

Public Term Funding Plan

The following table shows our issuances for full year 2017, 2018, and 2019, and our planned issuances for the full year 2020, excluding short-term funding programs (in billions):

	2017 Actual	2018 Actual	2019 Actual	2020 Forecast
Unsecured - Currency of Issuance (USD Equivalent)
USD	$10	$6	$11	$ 7 - 10
CAD	2	1	1	1 - 2
EUR / GBP	3	4	5	3 - 4
Other	1	1	1	1
Total unsecured	$16	$13	$17	$ 12 - 17
Securitizations	15	14	14	12 - 14
Total public	$32	$27	$31	$ 24 - 31
Note: Numbers may not sum due to rounding

Our total unsecured public term funding plan is categorized by currency of issuance.

In 2019, we completed $31 billion of public term funding. For 2020, we project full-year public term funding in the range of $24 - $31 billion. We plan to continue issuing our eurocurrency-denominated (e.g., euro and sterling) public unsecured debt from the United States.

Through February 3, 2020, we have completed $3.5 billion of public term issuances.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Liquidity

We define gross liquidity as cash, cash equivalents, and marketable securities (excluding amounts related to insurance activities) and committed capacity (which includes our credit and asset-backed facilities and bank lines), less utilization of liquidity. Utilization of liquidity is the amount funded under our liquidity sources and also includes the cash and cash equivalents required to support securitization transactions. Net liquidity available for use is defined as gross liquidity adjusted for asset-backed capacity in excess of eligible receivables and cash related to the Ford Credit Revolving Extended Variable-utilization program (“FordREV”), which can be accessed through future sales of receivables. While not included in available liquidity, these adjustments represent additional funding sources for future originations.

The following table shows our liquidity sources and utilization (in billions):

	December 31, 2017	December 31, 2018	December 31, 2019
Liquidity Sources
Cash	$11.8	$10.2	$11.7
Committed asset-backed facilities	33.4	35.4	36.6
Other unsecured credit facilities	3.3	3.0	3.0
Ford corporate credit facility allocation	3.0	3.0	3.0
Total liquidity sources	$51.5	$51.6	$54.3

Utilization of Liquidity
Securitization cash	$(3.8)	$(3.0)	$(3.5)
Committed asset-backed facilities	(17.2)	(20.7)	(17.3)
Other unsecured credit facilities	(1.1)	(0.7)	(0.8)
Ford corporate credit facility allocation	—	—	—
Total utilization of liquidity	$(22.1)	$(24.4)	$(21.6)

Gross liquidity	$29.4	$27.2	$32.7
Adjustments	0.1	0.1	0.4
Net liquidity available for use	$29.5	$27.3	$33.1

Our net liquidity available for use will fluctuate quarterly based on factors including near-term debt maturities, receivable growth, and timing of funding transactions. We target liquidity of about $25 billion.

At December 31, 2019, our net liquidity available for use was $33.1 billion, $5.8 billion higher than year-end 2018. Our sources of liquidity include cash, committed asset-backed facilities, unsecured credit facilities, and the Ford corporate credit facility allocation. At December 31, 2019, our liquidity sources including cash totaled $54.3 billion, up $2.7 billion from year-end 2018.

Cash, Cash Equivalents, and Marketable Securities.  At December 31, 2019, our cash, cash equivalents, and marketable securities (excluding amounts related to insurance activities) totaled $11.7 billion compared with $10.2 billion at year-end 2018.  In the normal course of our funding activities, we may generate more proceeds than are required for our immediate funding needs.  These excess amounts are held primarily in highly liquid investments, which provide liquidity for our anticipated and unanticipated cash needs and give us flexibility in the use of our other funding programs. Our cash, cash equivalents, and marketable securities (excluding amounts related to insurance activities) primarily include U.S. Department of Treasury obligations, federal agency securities, bank time deposits with investment-grade institutions, investment-grade commercial paper, debt obligations of a select group of non-U.S. governments, non-U.S. governmental agencies, supranational institutions, non-U.S. central banks, and money market funds that carry the highest possible ratings.

The average maturity of these investments ranges from approximately three to six months and is adjusted based on market conditions and liquidity needs.  We monitor our cash levels and average maturity on a daily basis.  Cash, cash equivalents, and marketable securities included amounts to be used only to support our securitization transactions of $3.0 billion and $3.5 billion at December 31, 2018 and 2019, respectively.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Committed Capacity. At December 31, 2019, our committed capacity totaled $42.6 billion, compared with $41.4 billion at December 31, 2018. Our committed capacity is primarily comprised of committed ABS facilities from bank-sponsored commercial paper conduits and other financial institutions, unsecured credit facilities with financial institutions, and allocated commitments under the Ford corporate credit facility.

Committed Asset-Backed Facilities. We and our subsidiaries have entered into agreements with a number of bank-sponsored asset-backed commercial paper conduits and other financial institutions. Such counterparties are contractually committed, at our option, to purchase from us eligible retail financing receivables or to purchase or make advances under asset-backed securities backed by retail financing or wholesale finance receivables or operating leases for proceeds of up to $36.6 billion ($18.8 billion of retail financing, $5.6 billion of wholesale financing, and $12.2 billion of operating leases) at December 31, 2019. In the United States, we are able to obtain funding within two days for our unutilized capacity in some of our committed asset-backed facilities. These committed facilities have varying maturity dates, with $14.4 billion having maturities within the next twelve months and the remaining balance having maturities through 2022. We plan capacity renewals to protect our global funding needs, optimize capacity utilization, and maintain sufficient liquidity.

Our ability to obtain funding under these facilities is subject to having a sufficient amount of eligible assets as well as our ability to obtain interest rate hedging arrangements for certain facilities. At December 31, 2019, $17.3 billion of these commitments were in use. These programs are free of material adverse change clauses, restrictive financial covenants (for example, debt-to-equity limitations and minimum net worth requirements), and generally, credit rating triggers that could limit our ability to obtain funding. However, the unused portion of these commitments may be terminated if the performance of the underlying assets deteriorates beyond specified levels. Based on our experience and knowledge as servicer of the related assets, we do not expect any of these programs to be terminated due to such events.

FCE has pre-positioned retail receivables with the Bank of England which supports access to the Discount Window Facility. Pre-positioned assets are neither pledged to nor held as collateral by the Bank of England unless the Discount Window Facility is accessed. FCE’s eligibility to access the Discount Window Facility is not reflected in the Liquidity Sources table above.

Unsecured Credit Facilities. At December 31, 2019, we and our majority-owned subsidiaries had $6.0 billion of contractually committed unsecured credit facilities with financial institutions, including the FCE Credit Agreement, the Ford Bank Credit Agreement, and the allocation under Ford’s corporate credit facility. At December 31, 2019, $5.2 billion was available for use.

FCE’s £745 million (equivalent to $983 million at December 31, 2019) syndicated credit facility (the “FCE Credit Agreement”) and Ford Bank GmbH’s €240 million (equivalent to $270 million at December 31, 2019) syndicated credit facility (the “Ford Bank Credit Agreement”) both mature in 2022. At December 31, 2019, £625 million under the FCE Credit Agreement and all €240 million under the Ford Bank Credit Agreement were available for use.

Both the FCE Credit Agreement and Ford Bank Credit Agreement contain certain covenants, including an obligation for FCE and Ford Bank to maintain their ratio of regulatory capital to risk-weighted assets at no less than the applicable regulatory minimum. The FCE Credit Agreement requires the support agreement between FCE and Ford Credit to remain in effect (and enforced by FCE to ensure that its net worth is maintained at no less than $500 million). The Ford Bank Credit Agreement requires a guarantee of Ford Bank’s obligations under the agreement, provided by Ford Credit, to remain in effect.

Lenders under the Ford corporate credit facility have commitments totaling $13.4 billion, with 25% of the commitments maturing on April 30, 2022 and 75% of the commitments maturing on April 30, 2024. Ford has allocated $3.0 billion of commitments, including commitments under a Chinese renminbi sub-facility, to us on an irrevocable and exclusive basis to support our liquidity. At December 31, 2019, all $3.0 billion was available for use.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Funding and Liquidity Risks

Our funding plan is subject to risks and uncertainties, many of which are beyond our control, including disruption in the capital markets that could impact both unsecured debt and asset-backed securities issuance and the effects of regulatory changes on the financial markets.

Despite our diverse sources of funding and liquidity, our ability to maintain liquidity may be affected by, among others, the following factors (not necessarily listed in order of importance or probability of occurrence):

•	Prolonged disruption of the debt and securitization markets;

•	Global capital market volatility;

•	Credit ratings assigned to us;

•	Market capacity for Ford- and Ford Credit-sponsored investments;

•	General demand for the type of securities we offer;

•	Our ability to continue funding through asset-backed financing structures;

•	Performance of the underlying assets within our asset-backed financing structures;

•	Inability to obtain hedging instruments;

•	Accounting and regulatory changes (including LIBOR); and

•	Our ability to maintain credit facilities and committed asset-backed facilities.

Stress Tests

We annually conduct stress testing on our funding and liquidity sources to ensure we can continue to meet our financial obligations and support the sale of Ford vehicles during firm-specific and market-wide stress events. Stress tests are intended to quantify the potential impact of various adverse scenarios on the balance sheet and liquidity. These scenarios include assumptions on access to unsecured and secured debt markets, runoff of short-term funding, and ability to renew expiring liquidity commitments and are measured over various time periods, including 30 days, 90 days, and longer term. We target a sufficient amount and composition of liquidity to withstand such stresses. Our stress test does not assume any additional funding, liquidity, or capital support from Ford. We routinely develop contingency funding plans as part of our liquidity stress testing.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Balance Sheet Liquidity Profile

We define our balance sheet liquidity profile as the cumulative maturities, including the impact of expected prepayments, of our finance receivables, investment in operating leases, and cash, less the cumulative debt maturities over upcoming annual periods. Our balance sheet is inherently liquid because of the short-term nature of our finance receivables, investment in operating leases, and cash. We ensure our cumulative debt maturities have a longer tenor than our cumulative asset maturities. This positive maturity profile is intended to provide additional liquidity after all of our assets have been funded and is in addition to our liquidity stress test.

The following table shows our cumulative maturities for Assets and Total debt for the periods presented and Unsecured Long-Term Debt Maturities in the individual periods presented (in billions):

	2020	2021	2022	2023 & Beyond
Balance Sheet Liquidity Profile
Assets (a)	$93	$126	$148	$161
Total debt	62	91	110	138
Memo: Unsecured Long-Term Debt Maturities	15	17	13	25
__________

(a)
Includes finance receivables net of unearned income, investment in operating leases net of accumulated depreciation, cash and cash equivalents, and marketable securities (excluding amounts related to insurance activities).

Maturities of investment in operating leases consist primarily of the portion of rental payments attributable to depreciation over the remaining life of the lease and the expected residual value at lease termination. For additional information on maturities of finance receivables and debt, see Notes 4 and 11 of our Notes to the Financial Statements. Maturities of finance receivables and investment in operating leases in the chart above include expected prepayments for our retail installment sale contracts and investment in operating leases. The 2020 finance receivables maturities in the table above also include all the wholesale receivables maturities that are otherwise shown in Note 4 as extending beyond 2020. Additionally, the table above reflects adjustments to debt maturities in Note 11 to match all the asset-backed debt maturities with the underlying asset maturities. Specifically, all wholesale securitization transactions are shown maturing in 2020, even if the maturities extend beyond 2020, and retail securitization transactions under certain committed asset-backed facilities are assumed to amortize immediately rather than amortizing after the expiration of the commitment period.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Securitization Transactions

Overview

We securitize finance receivables and net investment in operating leases through a variety of programs using amortizing, variable funding, and revolving structures. We also engage in other structured financing transactions. Due to the similarities between securitization and structured financing, we refer to structured financings as securitization transactions. Our securitization programs are targeted to institutional investors and other financial institutions in both public and private transactions. We completed our first securitization transaction in 1988, and participate in a number of securitization markets primarily in the United States, Canada, the United Kingdom, Germany, and China.

Securitization provides us with a lower cost source of funding compared with other alternatives, diversifies our funding among different markets and investors, and provides additional liquidity. In the United States, we are able to obtain funding within two days for our unutilized capacity in some of our committed asset-backed facilities.

Our securitization transactions involve sales to consolidated entities or we maintain control over the assets. As a result, the securitized assets and related debt remain on our balance sheet and affect our financial condition, operating results, and liquidity.

Use of Special Purpose Entities

In a securitization transaction, the securitized assets are generally held by a bankruptcy-remote special purpose entity (“SPE”) in order to isolate the securitized assets from the claims of our creditors and ensure that the cash flows on the securitized assets are available for the benefit of securitization investors. Payments to securitization investors are made from cash flows on the securitized assets and any enhancements in the SPE, and not by Ford Credit and are not based on our creditworthiness. Senior asset-backed securities issued by the SPEs generally receive the highest credit ratings from the rating agencies that rate them.

Securitization SPEs have limited purposes and generally are only permitted to purchase the securitized assets, issue asset-backed securities, and make payments on the securities. Some SPEs, such as certain trusts that issue securities backed by retail installment sale contracts, only issue a single series of securities and are dissolved when those securities have been paid in full. Other SPEs, such as the trust that issues securities backed by wholesale receivables, issue multiple series of securities from time to time and may not be dissolved until the last series of securities is paid in full.

Our use of SPEs in our securitization transactions is consistent with conventional practices in the consumer asset-backed securitization industry. We sponsor the SPEs used in all of our securitization programs with the exception of bank-sponsored conduits. None of our officers, directors, or employees holds any equity interests in our SPEs or receives any direct or indirect compensation from the SPEs. These SPEs do not own our Shares or shares of any of our affiliates.

Selection of Assets, Enhancements, and Retained Interests

In order to be eligible for inclusion in a securitization transaction, each asset must satisfy certain eligibility criteria designed for the specific transaction. For example, for securitization transactions of retail installment sale contracts, the selection criteria may be based on factors such as location of the obligor, contract term, payment schedule, interest rate, financing program, the type of financed vehicle, and whether the contracts are active and in good standing (e.g., when the obligor is not more than 30-days delinquent or bankrupt). Subject to regulatory or rating agency requirements, it is our preferred practice to satisfy the applicable eligibility criteria by randomly selecting the assets to be included in a particular securitization from our entire portfolio of assets.

We provide various forms of credit and payment enhancement to increase the likelihood of receipt by securitization investors of the full amount of interest and principal due on their asset-backed securities. Credit enhancement includes (i) over-collateralization (when the principal amount of the securitized assets exceeds the principal amount of related asset-backed securities), (ii) segregated cash reserve funds, (iii) subordinated securities, and (iv) excess spread (when interest collections on the securitized assets exceed the related fees and expenses, including interest payments on the related asset-backed securities). Payment enhancement includes interest rate swaps and other hedging arrangements, liquidity facilities, and certain cash deposits.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

We retain interests in our securitization transactions, including in the form of subordinated securities issued by the SPE, rights to cash held for the benefit of the securitization investors, and residual interests. Residual interests represent the right to receive collections on the securitized assets in excess of amounts needed to pay securitization investors and to pay other transaction participants and expenses. We retain credit risk in securitization transactions, including the most subordinated interests in the securitized assets, which are structured to absorb expected credit losses on the securitized assets before any losses would be experienced by investors. Based on past experience, we expect that any losses in the pool of securitized assets would likely be limited to our retained interests. Our retention of credit risk is legally required in certain jurisdictions, including the United States, to be at least 5% of the credit risk of the securitized assets and is typically required to be retained for at least two years.

Our Continuing Obligations

We are engaged as servicer to service the securitized assets and securitization transactions. Our servicing duties include collecting payments on the securitized assets, preparing monthly investor reports on the performance of the securitized assets and the securitization transaction, and facilitating payments to securitization investors. While servicing securitized assets, we apply the same servicing policies and procedures that we apply to our owned assets and maintain our normal relationship with our financing customers.

We generally have no obligation to repurchase or replace any securitized asset that becomes delinquent in payment or otherwise is in default. As the seller and servicer of the securitized assets and as the administrator of the securitization SPE, we are obligated to provide certain kinds of support to our securitization transactions, which are customary in the securitization industry. These obligations include performing administrative duties for the SPE and some transaction parties, indemnifications, repurchase obligations on assets that do not meet representations or warranties on eligibility criteria or that have been materially modified, the mandatory sale of additional assets in some revolving transactions, the payment or reimbursement of transaction party expenses, and, in some cases, servicer advances of certain amounts. Securitization investors have no recourse to us or our other assets and have no right to require us to repurchase the asset-backed securities. We generally have no obligation to provide liquidity or contribute cash or additional assets to our SPEs either due to the performance of the securitized assets or the credit rating of our short-term or long-term debt. We do not guarantee any asset-backed securities. We may be required to support the performance of certain securitization transactions, however, by increasing cash reserves.

For certain public offerings of asset-backed securities, we have obligations to report certain information, including asset-level data on the securitized assets, ensure the engagement of an independent asset representations reviewer, cooperate and provide access to information necessary for an asset representations review, and participate in dispute resolution proceedings for unresolved asset repurchase requests.

Structural Features Under Certain Securitization Programs

The following securitization programs contain structural features that could prevent us from using these sources of funding in certain circumstances:

•
Revolving Retail Program. Asset-backed securities under the FordREV program may be supported by a combination of a revolving pool of U.S. retail installment sale contracts and cash collateral. Cash generated by the receivables during the revolving period in excess of what is needed to pay certain expenses of the trust and interest on the notes may be used to purchase additional receivables provided that certain tests are met after the purchase. The revolving period ends upon the occurrence of certain events that include if credit losses or delinquencies on the pool of assets supporting the securities exceed specified levels, if certain segregated account balances are below their required levels, and if interest is not paid on the securities.

•
Retail Committed Facilities. If credit losses or delinquencies on a pool of assets held by a facility exceed specified levels, or if the level of over-collateralization or other credit enhancement for that pool decreases below a specified level, we will not have the right to sell additional pools of assets to that facility.

•
Lease Facility Program. If delinquencies in our portfolio of retail operating lease contracts exceed specified levels, we will be unable to obtain additional funding from the securitization of retail lease contracts through our committed lease facilities.

•
Wholesale Program. If the payment rates on wholesale receivables in the securitization trust are lower than specified levels or if there are significant dealer defaults, we will be unable to obtain additional funding and any existing funding would begin to amortize.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

On-Balance Sheet Arrangements

Our securitization transactions involve sales to consolidated entities or we maintain control over the assets and, therefore, the securitized assets and related debt remain on our balance sheet. The securitized assets are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions. They are not available to pay our other obligations or the claims of our other creditors. We hold the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions. This debt is the obligation of our consolidated securitization entities and not the obligation of Ford Credit or our other subsidiaries. For additional information on our on-balance sheet arrangements, see Note 7 of our Notes to the Financial Statements.

The following table shows worldwide cash and cash equivalents, receivables, and related debt by segment and product for our on-balance sheet securitization transactions at December 31 (in billions):

	2018			2019
	Cash and Cash Equivalents	Finance Receivables and Net Investment in Operating Leases (a)	Related Debt (b)	Cash and Cash Equivalents	Finance Receivables and Net Investment in Operating Leases (a)	Related Debt (b)
Finance Receivables
United States and Canada Segment
Retail financing	$1.8	$33.9	$29.8	$1.8	$32.1	$28.2
Wholesale financing	0.3	22.3	13.1	0.8	22.9	12.5
Total United States and Canada Segment	2.1	56.2	42.9	2.6	55.0	40.7
Europe Segment
Retail financing	0.4	6.1	4.8	0.3	5.7	4.5
Wholesale financing	—	3.0	1.3	0.1	3.6	1.4
Total Europe Segment	0.4	9.1	6.1	0.4	9.3	5.9
All Other Segment
Retail financing	—	0.7	0.5	—	0.5	0.4
Wholesale financing	—	0.4	0.1	—	0.3	0.1
Total All Other Segment	—	1.1	0.6	—	0.8	0.5
Total finance receivables	2.5	66.4	49.6	3.0	65.1	47.1
Net investment in operating leases	0.5	16.3	10.2	0.5	14.9	9.5
Total on-balance sheet arrangements	$3.0	$82.7	$59.8	$3.5	$80.0	$56.6
__________

(a)	Finance receivables, before allowances for credit losses. Unearned interest supplements and residual support are excluded from securitization transactions.

(b)	Includes unamortized discount and debt issuance costs.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Leverage

We use leverage, or the debt-to-equity ratio, to make various business decisions, including evaluating and establishing pricing for finance receivable and operating lease financing, and assessing our capital structure. We refer to our shareholder’s interest as equity.

The following table shows the calculation of our financial statement leverage and managed leverage (in billions):

	December 31, 2017	December 31, 2018	December 31, 2019
Leverage Calculation
Debt	$137.8	$140.1	$140.0
Adjustments for cash	(11.8)	(10.2)	(11.7)
Adjustments for derivative accounting	—	0.2	(0.5)
Total adjusted debt	$126.0	$130.1	$127.8

Equity	$15.9	$15.0	$14.3
Adjustments for derivative accounting	(0.1)	(0.2)	—
Total adjusted equity	$15.8	$14.8	$14.3

Financial statement leverage (to 1) (GAAP)	8.7	9.4	9.8
Managed leverage (to 1) (Non-GAAP)	8.0	8.8	8.9

We believe that managed leverage is useful to our investors. For our managed leverage calculation, we deduct cash, cash equivalents, and marketable securities (excluding amounts related to insurance activities) because they generally correspond to excess debt beyond the amount required to support our operations and amounts to support on-balance sheet securitization transactions. We make derivative accounting adjustments to our assets, debt, and equity positions to reflect the impact of interest rate instruments we use in connection with our term-debt issuances and securitization transactions. The derivative accounting adjustments vary over the term of the underlying debt and securitized funding obligations based on changes in market interest rates. We generally repay our debt obligations as they mature. As a result, we exclude the impact of these derivative accounting adjustments on both the numerator and denominator in order to exclude the interim effects of changes in market interest rates. For additional information on our use of interest rate instruments and other derivatives, refer to Item 7A.

We plan our managed leverage by considering market conditions and the risk characteristics of our business. At December 31, 2019, our financial statement leverage was 9.8:1, and managed leverage was 8.9:1. We target managed leverage in the range of 8:1 to 9:1.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Aggregate Contractual Obligations

We are party to certain contractual obligations involving commitments to make payments to others. Most of these are debt obligations, which are recorded on our balance sheet and disclosed in our Notes to the Financial Statements. Long-term debt may have fixed or variable interest rates. For long-term debt with variable rate interest, we estimate the future interest payments based on projected market interest rates for various floating rate benchmarks received from third parties. In addition, we may enter into contracts with suppliers for purchases of certain services, including operating lease commitments. These arrangements may contain minimum levels of service requirements. Our aggregate contractual obligations at December 31, 2019 are shown below (in millions):

	Payments Due by Period
	2020	2021 - 2022	2023 - 2024	2025 and Thereafter	Total
Long-term debt (a)	$38,671	$53,016	$21,136	$13,158	$125,981
Interest payments relating to long-term debt	3,307	3,995	1,840	988	10,130
Operating lease	22	34	31	36	123
Purchase obligations	26	41	18	—	85
Total	$42,026	$57,086	$23,025	$14,182	$136,319
__________

(a)	Excludes unamortized discounts, unamortized issuance costs, and fair value adjustments.

Liabilities recorded for unrecognized tax benefits of $109 million are excluded from the table above. Due to the high degree of uncertainty regarding the timing of future cash flows associated with income tax liabilities, we are unable to make a reasonably reliable estimate of the amount and period of payment. For additional information on income taxes, see Note 12 of our Notes to the Financial Statements.

For additional information on our long-term debt and operating lease obligations, see Notes 11 and 18, respectively, of our Notes to the Financial Statements.

Critical Accounting Estimates

We consider an accounting estimate to be critical if (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made; and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

The accounting estimates that are most important to our business involve:

•	Allowance for credit losses; and

•	Accumulated depreciation on vehicles subject to operating leases.

Management has discussed the development and selection of these critical accounting estimates with Ford’s and our audit committees, and these audit committees have reviewed these estimates and disclosures.

Allowance for Credit Losses

The allowance for credit losses represents our estimate of the probable credit loss inherent in finance receivables as of the balance sheet date. The adequacy of the allowance for credit losses is assessed quarterly and the assumptions and models used in establishing the allowance are evaluated regularly. Because credit losses can vary substantially over time, estimating credit losses requires a number of assumptions about matters that are uncertain. For additional information regarding our allowance for credit losses, see Note 6 of our Notes to the Financial Statements.

Nature of Estimates Required. We estimate the probable credit losses inherent in finance receivables based on several factors.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Consumer Portfolio. We estimate the allowance for credit losses on consumer receivables using a combination of measurement models and management judgment. The models consider factors such as historical trends in credit losses and recoveries (including key metrics such as delinquencies, repossessions, and bankruptcies), the composition of the present portfolio (including vehicle brand, term, risk evaluation, and new/used vehicles), trends in historical used vehicle values, and economic conditions. Estimates from these models rely on historical information and may not fully reflect losses inherent in the present portfolio. Therefore, we may adjust the estimate to reflect management judgment regarding observable changes in recent economic trends and conditions, portfolio composition, and other relevant factors.

Assumptions Used. Our allowance for credit losses is based on our assumptions regarding:

•
Frequency. The number of finance receivables contracts that are expected to default over the loss emergence period (“LEP”), measured as repossessions; repossession ratio reflects the number of finance receivables contracts that we expect will default over a period of time divided by the average number of contracts outstanding; and

•	Loss severity. The expected difference between the amount a customer owes when the finance contract is charged off and the amount received, net of expenses, from selling the repossessed vehicle.

Collective Allowance for Credit Losses. The collective allowance is evaluated primarily using a collective LTR model that, based on historical experience, indicates credit losses have been incurred in the portfolio even though the particular accounts that are uncollectible cannot be specifically identified. The LTR model is based on the most recent years of history. An LTR for each product is calculated by dividing credit losses (i.e., charge-offs net of recoveries) by average net finance receivables, excluding unearned interest supplements and allowance for credit losses. The average LTR that is calculated for each product is multiplied by the end-of-period balances for that given product.

Our largest markets also use a loss projection model to estimate losses inherent in the portfolio. The loss projection model applies recent monthly performance metrics, stratified by contract type (retail installment sale contract or finance lease), contract term (e.g., 60-month), and risk rating to our active portfolio to estimate the losses that have been incurred.

The LEP is an assumption within our models and represents the average amount of time between when a loss event first occurs to when it is charged off. This time period starts when the consumer begins to experience financial difficulty. It is evidenced, typically through delinquency, before eventually resulting in a charge-off. The LEP is a multiplier in the calculation of the collective consumer allowance for credit losses.

For accounts greater than 120 days past due, the uncollectible portion is charged off, such that the remaining recorded investment is equal to the estimated fair value of the collateral less costs to sell.

Specific Allowance for Impaired Receivables. Consumer receivables involved in Troubled Debt Restructurings are specifically assessed for impairment. A specific allowance is estimated based on the present value of the expected future cash flows of the receivable discounted at the contract’s original effective interest rate or the fair value of any collateral adjusted for estimated costs to sell.

After establishing the collective and specific allowance for credit losses, if management believes the allowance does not reflect all losses inherent in the portfolio due to changes in recent economic trends and conditions, or other relevant factors, an adjustment is made based on management judgment.

Sensitivity Analysis. Changes in the assumptions used to derive frequency and severity would affect the allowance for credit losses. The effect of the indicated increase/decrease in the assumptions for our U.S. Ford and Lincoln brand retail financing is as follows (in millions):

Assumption	Basis Point Change	Increase / (Decrease)
Frequency - repossession ratio	+ / - 10 bps	$27 / ($27)
Loss severity per unit	+ / - 100	3 / (3)

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Non-Consumer Portfolio. We estimate the allowance for credit losses for non-consumer receivables based on historical LTR ratios, expected future cash flows, and the fair value of collateral.

Collective Allowance for Credit Losses. We estimate an allowance for non-consumer receivables that are not specifically identified as impaired using an LTR model for each financing product based on historical experience. This LTR is an average of the most recent historical experience and is calculated consistent with the consumer receivables LTR approach. All accounts that are specifically identified as impaired are excluded from the calculation of the non-specific or collective allowance.

Specific Allowance for Impaired Receivables. Dealer financing is evaluated by segmenting individual loans by the risk characteristics of the loan (such as the amount of the loan, the nature of the collateral, and the financial status of the debtor). The loans are analyzed to determine whether individual loans are impaired, and a specific allowance is estimated based on the present value of the expected future cash flows of the receivable discounted at the loan’s original effective interest rate or the fair value of the collateral adjusted for estimated costs to sell.

After establishing the collective and specific allowance for credit losses, if management believes the allowance does not reflect all losses inherent in the portfolio due to changes in recent economic trends and conditions, or other relevant factors, an adjustment is made based on management judgment.

Changes in our assumptions affect Provision for credit losses on our income statement and the allowance for credit losses contained within Total Finance receivables, net on our balance sheet.

Accumulated Depreciation on Vehicles Subject to Operating Leases

Accumulated depreciation on vehicles subject to operating leases reduces the value of the leased vehicles in our operating lease portfolio from their original acquisition value to their expected residual value at the end of the lease term. For additional information on net investment in operating leases, including the amount of accumulated depreciation, see Note 5 of our Notes to the Financial Statements.

We monitor residual values each month, and we review the adequacy of our accumulated depreciation on a quarterly basis. If we believe that the expected residual values for our vehicles have changed, we revise depreciation to ensure that our net investment in operating leases (equal to our acquisition value of the vehicles less accumulated depreciation) will be adjusted to reflect our revised estimate of the expected residual value at the end of the lease term. Such adjustments to depreciation expense would result in a change in the depreciation rates of the vehicles subject to operating leases and are recorded prospectively on a straight-line basis.

Each lease customer has the option to buy the leased vehicle at the end of the lease or to return the vehicle to the dealer. For additional information on our residual risk on operating leases, refer to the “Residual Risk” section.

Nature of Estimates Required. Each operating lease in our portfolio represents a vehicle we own that has been leased to a customer. At the time we purchase a lease, we establish an expected residual value for the vehicle. We estimate the expected residual value by evaluating recent auction values, return volumes for our leased vehicles, industrywide used vehicle prices, marketing incentive plans, and vehicle quality data.

Assumptions Used. Our accumulated depreciation on vehicles subject to operating leases is based on our assumptions regarding:

•Auction value. Our projection of the market value of the vehicles when sold at the end of the lease; and
•Return volume. Our projection of the number of vehicles that will be returned at lease end.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Sensitivity Analysis. For returned vehicles, we face a risk that the amount we obtain from the vehicle sold at auction will be less than our estimate of the expected residual value for the vehicle. The impact of the change in assumptions on future auction values and return volumes would increase or decrease accumulated supplemental depreciation and depreciation expense over the remaining terms of the operating leases. The effect of the indicated increase / decrease in the assumptions for our U.S. Ford and Lincoln brand operating lease portfolio is as follows (in millions):

Assumption	Basis Point Change	Increase / (Decrease)
Future auction values	+ / - 100 bps	$(132) / $132
Return volumes	+ / - 100	17 / (17)

Adjustments to the amount of accumulated supplemental depreciation on operating leases would be reflected on our balance sheet as Net investment in operating leases and on the income statement in Depreciation on vehicles subject to operating leases.

Accounting Standards Issued But Not Yet Adopted

The Financial Accounting Standards Board (“FASB”) has issued the following Accounting Standards Updates (“ASU”) which are not expected to have a significant impact to our financial statements. ASU 2016-13 is expected to result in a significant change in practice to Ford Credit. For additional information, see Note 2 of the Notes to the Financial Statements.

Standard		Effective Date (a)
2018-18	Clarifying the Interaction between Collaborative Arrangements and Revenue from Contracts with Customers	January 1, 2020
2018-15	Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract	January 1, 2020
2016-13	Credit Losses - Measurement of Credit Losses on Financial Instruments	January 1, 2020 (b)
2020-01	Clarifying the Interaction between Equity Securities, Equity Method and Joint Ventures, and Derivatives and Hedging	January 1, 2021
2019-12	Simplifying the Accounting for Income Taxes	January 1, 2021
__________

(a)	Early adoption for each of the standards is permitted.

(b)
The FASB has issued the following update to the Credit Losses standard: ASU 2019-05 (Targeted Transition Relief). The new Credit Losses standard and the related amendments were effective January 1, 2020.

Outlook

We expect full-year 2020 EBT to be lower than 2019.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (Continued)

Cautionary Note on Forward-Looking Statements

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Ford’s long-term competitiveness depends on the successful execution of global redesign and fitness actions;

•	Ford’s vehicles could be affected by defects that result in delays in new model launches, recall campaigns, or increased warranty costs;

•	Ford may not realize the anticipated benefits of existing or pending strategic alliances, joint ventures, acquisitions, divestitures, or new business strategies;

•	Operational systems, security systems, and vehicles could be affected by cyber incidents;

•	Ford’s production, as well as Ford’s suppliers’ production, could be disrupted by labor issues, natural or man-made disasters, financial distress, production difficulties, or other factors;

•	Ford’s ability to maintain a competitive cost structure could be affected by labor or other constraints;

•	Ford’s ability to attract and retain talented, diverse, and highly skilled employees is critical to its success and competitiveness;

•	Ford’s new and existing products and mobility services are subject to market acceptance;

•	Ford’s results are dependent on sales of larger, more profitable vehicles, particularly in the United States;

•	With a global footprint, Ford’s results could be adversely affected by economic, geopolitical, protectionist trade policies, or other events, including tariffs and Brexit;

•	Industry sales volume in any of our key markets can be volatile and could decline if there is a financial crisis, recession, or significant geopolitical event;

•	Ford may face increased price competition or a reduction in demand for its products resulting from industry excess capacity, currency fluctuations, competitive actions, or other factors;

•	Fluctuations in commodity prices, foreign currency exchange rates, interest rates, and market value of our investments can have a significant effect on results;

•
Ford and Ford Credit’s access to debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts could be affected by credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Ford’s receipt of government incentives could be subject to reduction, termination, or clawback;

•	Ford Credit could experience higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Economic and demographic experience for pension and other postretirement benefit plans (e.g., discount rates or investment returns) could be worse than Ford has assumed;

•	Pension and other postretirement liabilities could adversely affect Ford’s liquidity and financial condition;

•	Ford could experience unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•	Ford may need to substantially modify its product plans to comply with safety, emissions, fuel economy, autonomous vehicle, and other regulations that may change in the future;

•
Ford and Ford Credit could be affected by the continued development of more stringent privacy, data use, and data protection laws and regulations as well as consumer expectations for the safeguarding of personal information; and

•	Ford Credit could be subject to new or increased credit regulations, consumer protection regulations, or other regulations.

We cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A. Risk Factors” above.

ITEM 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Ford Motor Credit Company LLC
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheet of Ford Motor Credit Company LLC and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, shareholder's interest and cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company changed its method for reporting early termination losses related to customer defaults on the Company’s vehicles subject to operating leases in 2019.
Basis for Opinions
The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2019 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
February 5, 2020 except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments discussed in Note 16, as to which the date is April 28, 2020

We have served as the Company’s auditor since 1959.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
(in millions)

	For the Years Ended December 31,
	2017	2018	2019
Financing revenue
Operating leases	$5,552	$5,795	$5,899
Retail financing	3,451	3,891	3,958
Dealer financing	1,903	2,207	2,265
Other financing	70	84	96
Total financing revenue	10,976	11,977	12,218
Depreciation on vehicles subject to operating leases	(4,254)	(3,973)	(3,635)
Interest expense	(3,175)	(3,930)	(4,389)
Net financing margin	3,547	4,074	4,194
Other revenue
Insurance premiums earned (Note 13)	158	167	182
Fee based revenue and other	243	238	223
Total financing margin and other revenue	3,948	4,479	4,599
Expenses
Operating expenses	1,295	1,429	1,416
Provision for credit losses (Note 6)	469	426	296
Insurance expenses (Note 13)	124	77	103
Total expenses	1,888	1,932	1,815

Other income, net (Note 14)	250	80	214

Income before income taxes	2,310	2,627	2,998
Provision for / (Benefit from) income taxes (Note 12)	(697)	403	770
Net income	$3,007	$2,224	$2,228

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(in millions)

	For the Years Ended December 31,
	2017	2018	2019

Net income	$3,007	$2,224	$2,228
Other comprehensive income / (loss), net of tax
Foreign currency translation	471	(410)	44
Total other comprehensive income / (loss), net of tax	471	(410)	44
Comprehensive income	$3,478	$1,814	$2,272

The accompanying notes are part of the financial statements.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions)

	December 31, 2018	December 31, 2019
ASSETS
Cash and cash equivalents (Note 3)	$9,607	$9,067
Marketable securities (Note 3)	1,308	3,296
Finance receivables, net
Retail installment contracts, dealer financing, and other financing	110,388	106,131
Finance leases	8,426	8,186
Total finance receivables, net (Note 4)	118,814	114,317
Net investment in operating leases (Note 5)	27,449	27,659
Notes and accounts receivable from affiliated companies	905	863
Derivative financial instruments (Note 9)	670	1,128
Assets held-for-sale (Note 1)	—	1,698
Other assets (Note 10)	3,456	3,398
Total assets	$162,209	$161,426

LIABILITIES
Accounts payable
Customer deposits, dealer reserves, and other	$1,097	$1,002
Affiliated companies	426	421
Total accounts payable	1,523	1,423
Debt (Note 11)	140,146	140,029
Deferred income taxes	2,595	2,593
Derivative financial instruments (Note 9)	663	356
Liabilities held-for-sale (Note 1)	—	45
Other liabilities and deferred revenue (Note 10)	2,307	2,633
Total liabilities	147,234	147,079

SHAREHOLDER’S INTEREST
Shareholder’s interest	5,227	5,227
Accumulated other comprehensive income / (loss)	(829)	(785)
Retained earnings	10,577	9,905
Total shareholder’s interest	14,975	14,347
Total liabilities and shareholder’s interest	$162,209	$161,426

The following table includes assets to be used to settle the liabilities of the consolidated variable interest entities (“VIEs”).  These assets and liabilities are included in the consolidated balance sheet above.  See Notes 7 and 8 for additional information on our VIEs.

	December 31, 2018	December 31, 2019
ASSETS
Cash and cash equivalents	$2,728	$3,202
Finance receivables, net	58,662	58,478
Net investment in operating leases	16,332	14,883
Derivative financial instruments	27	12

LIABILITIES
Debt	$53,269	$50,865
Derivative financial instruments	24	19

The accompanying notes are part of the financial statements.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDER’S INTEREST
(in millions)

	Shareholder’s Interest Attributable to Ford Motor Credit Company
	Shareholder’s Interest	Accumulated Other Comprehensive Income / (Loss)	Retained Earnings	Total
Year Ended December 31, 2016	$5,227	$(890)	$8,466	$12,803
Net income	—	—	3,007	3,007
Other comprehensive income / (loss), net of tax	—	471	—	471
Adoption of accounting standard	—	—	9	9
Distributions declared	—	—	(406)	(406)
Year Ended December 31, 2017	$5,227	$(419)	$11,076	$15,884
Net income	—	—	2,224	2,224
Other comprehensive income / (loss), net of tax	—	(410)	—	(410)
Distributions declared	—	—	(2,723)	(2,723)
Year Ended December 31, 2018	$5,227	$(829)	$10,577	$14,975
Net income	—	—	2,228	2,228
Other comprehensive income / (loss), net of tax	—	44	—	44
Distributions declared	—	—	(2,900)	(2,900)
Year Ended December 31, 2019	$5,227	$(785)	$9,905	$14,347

The accompanying notes are part of the financial statements.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	For the Years Ended December 31,
	2017	2018	2019
Cash flows from operating activities
Net income	$3,007	$2,224	$2,228
Adjustments to reconcile net income to net cash provided by operations
Provision for credit losses	469	426	296
Depreciation and amortization	5,047	4,841	4,427
Amortization of upfront interest supplements	(1,686)	(2,041)	(2,147)
Net change in finance receivables held-for-sale	—	—	(78)
Net change in wholesale receivables held-for-sale	—	—	(222)
Net change in deferred income taxes	(923)	259	37
Net change in other assets	(606)	(276)	132
Net change in other liabilities	480	115	137
All other operating activities	(123)	155	103
Net cash provided by / (used in) operating activities	5,665	5,703	4,913

Cash flows from investing activities
Purchases of finance receivables	(43,232)	(44,384)	(38,881)
Principal collections of finance receivables	37,277	42,553	42,011
Purchases of operating lease vehicles	(12,780)	(14,306)	(12,990)
Proceeds from termination of operating lease vehicles	8,538	9,223	9,332
Net change in wholesale receivables and other short-duration receivables	(874)	(2,661)	1,752
Purchases of marketable securities	(5,899)	(3,632)	(5,883)
Proceeds from sales and maturities of marketable securities	6,316	5,171	3,931
Settlements of derivatives	(117)	226	(221)
All other investing activities	(30)	102	(56)
Net cash provided by / (used in) investing activities	(10,801)	(7,708)	(1,005)

Cash flows from financing activities
Proceeds from issuances of long-term debt	44,994	49,954	44,522
Principal payments on long-term debt	(39,372)	(42,530)	(44,665)
Change in short-term debt, net	1,195	(2,263)	(1,278)
Cash distributions to parent	(406)	(2,723)	(2,900)
All other financing activities	(105)	(151)	(116)
Net cash provided by / (used in) financing activities	6,306	2,287	(4,437)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	327	(217)	50

Net increase / (decrease) in cash, cash equivalents, and restricted cash	$1,497	$65	$(479)

Cash, cash equivalents and restricted cash at beginning of period (Note 3)	$8,185	$9,682	$9,747
Net increase / (decrease) in cash, cash equivalents and restricted cash	1,497	65	(479)
Cash, cash equivalents and restricted cash at end of period (Note 3)	$9,682	$9,747	$9,268

The accompanying notes are part of the financial statements.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1. PRESENTATION

Principles of Consolidation

The accompanying consolidated financial statements include Ford Motor Credit Company LLC, its controlled domestic and foreign subsidiaries and joint ventures, and consolidated VIEs in which Ford Motor Credit Company LLC is the primary beneficiary (collectively referred to herein as “Ford Credit,” “we,” “our,” or “us”). Affiliates that we do not consolidate, but for which we have significant influence over operating and financial policies, are accounted for using the equity method. We are an indirect, wholly owned subsidiary of Ford Motor Company (“Ford”). We prepare our financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). We reclassify certain prior period amounts in our consolidated financial statements to conform to current year presentation.

Separations and Restructuring Actions

During 2019, we executed separation and restructuring actions associated with our plans to transform the operational fitness of our business.  The impact of these actions was a loss of $56 million, primarily reflecting separation costs.

Related to these restructuring actions, we determined that it is not probable that we will hold certain assets and liabilities for more than the following twelve months, and these assets and liabilities are reported as held-for-sale.  The total value of our Assets held-for-sale and Liabilities held-for-sale presented at fair value at December 31, 2019 are $1,698 million and $45 million, respectively.

In the fourth quarter of 2019, we committed to a plan to sell our operations in Forso Nordic AB (“Forso”), a wholly owned subsidiary, which provides retail and dealer financing in Denmark, Finland, Norway, and Sweden. We expect to complete the sale of Forso in the first quarter of 2020.  Our Income before income taxes includes a loss of $20 million, due to a fair value impairment as a result of the pending sale.  Forso related Assets held-for-sale presented at fair value at December 31, 2019 are $1,416 million and Liabilities held-for-sale presented at fair value at December 31, 2019 are $45 million (excluding intercompany assets of $2 million and intercompany liabilities of $1,274 million (primarily debt) which are eliminated in the consolidated balance sheet).  The fair value is measured on a non-recurring basis and categorized within Level 3 of the fair value hierarchy. We determined fair value using a market approach estimate based on our expected proceeds to be received which we conclude is most representative of the value of the assets.  The Forso results are reported in our Europe segment.

Nature of Operations

We offer a wide variety of automotive financing products to and through automotive dealers throughout the world. Our portfolio consists of finance receivables and net investment in operating leases. We also service the finance receivables and net investment in operating leases we originate and purchase, make loans to Ford affiliates, and provide insurance services related to our financing programs. See Notes 4 and 5 for additional information.

We conduct our financing operations directly and indirectly through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. See Note 16 for key operating data on our business segments and for geographic information on our regions.

The predominant share of our business consists of financing Ford and Lincoln vehicles and supporting Ford and Lincoln dealers. Any extended reduction or suspension of Ford’s production or sale of vehicles due to a decline in consumer demand, work stoppage, governmental action, negative publicity or other event, or significant changes to marketing programs sponsored by Ford, would have an adverse effect on our business.

Certain subsidiaries are subject to regulatory capital requirements that may limit the ability of those subsidiaries to pay dividends.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2. ACCOUNTING POLICIES

For each accounting topic that is addressed in its own note, the description of the accompanying accounting policy may be found in the related note. The remaining accounting policies are described below.

Use of Estimates

The preparation of financial statements requires us to make estimates and assumptions that effect our results. The accounting estimates that are most important to our business involve the allowance for credit losses related to finance receivables, and accumulated depreciation on vehicles subject to operating leases. Estimates are based on assumptions that we believe are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ.

Foreign Currency

We remeasure monetary assets and liabilities denominated in a currency that is different than a reporting entity’s functional currency from the transactional currency to the legal entity’s functional currency. The effect of this remeasurement process, and the results of our foreign currency hedging activities are reported in Other income, net.

Generally, our foreign subsidiaries use the local currency as their functional currency. We translate the assets and liabilities of our foreign subsidiaries from their respective functional currencies to U.S. dollars using end-of-period exchange rates. Changes in the carrying value of these assets and liabilities attributable to fluctuations in exchange rates are recognized in Foreign currency translation, a component of Other comprehensive income / (Ioss), net of tax. Upon sale or upon complete or substantially complete liquidation of an investment in a foreign subsidiary, the amount of accumulated foreign currency translation related to the entity is reclassified to Net income and recognized as part of the gain or loss on the investment.

Fair Value Measurements

Cash equivalents, marketable securities, and derivative financial instruments are remeasured and presented on our financial statements on a recurring basis at fair value, while other assets and liabilities are measured at fair value on a nonrecurring basis.

In measuring fair value, we use various valuation methods and prioritize the use of observable inputs. The use of observable and unobservable inputs and their significance in measuring fair value are reflected in our fair value hierarchy.

•	Level 1 – inputs include quoted prices for identical instruments and are the most observable

•	Level 2 – inputs include quoted prices for similar instruments and observable inputs such as interest rates, currency exchange rates, and yield curves

•	Level 3 – inputs include data not observable in the market and reflect management judgment about the assumptions market participants would use in pricing the instruments

Transfers into and transfers out of the hierarchy levels are recognized as if they had taken place at the end of the reporting period.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 2. ACCOUNTING POLICIES (Continued)

Adoption of New Accounting Standards
Accounting Standards Update (“ASU”) 2016-02, Leases - On January 1, 2019, we adopted Accounting Standards Codification 842, Leases and all the related amendments (“new lease standard”), using the modified retrospective method. We recognized the cumulative effect of initially applying the new lease standard as an adjustment to the opening balance of Retained earnings. The comparative information has not been restated and continues to be reported under the lease accounting standard in effect for those periods. Adoption of the new lease standard as a lessor did not have a significant impact to our financial statements, nor do we believe it will on an ongoing basis.  As a lessee, it added about $100 million of right-of-use assets and lease obligations to our balance sheet and we do not expect a significant impact to our income statement on an ongoing basis.  The new lease standard requires all leases to be reported on the balance sheet as right-of-use assets and lease obligations. We elected the practical expedients permitted under the transition guidance of the new standard that retained the lease classification and initial direct costs for any leases that existed prior to adoption of the standard. We did not reassess whether any contracts or land easements entered into prior to adoption are leases or contain leases.

We also adopted the following standards during 2019, none of which had a significant impact to our financial statements or financial statement disclosures:

Standard		Effective Date
2018-16	Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes	January 1, 2019
2018-08	Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made	January 1, 2019
2018-17	Targeted Improvements to Related Party Guidance for Variable Interest Entities	January 1, 2019

Accounting Standards Issued But Not Yet Adopted

The following standard is expected to result in a significant change in practice to Ford Credit.

ASU 2016-13, Credit Losses - Measurement of Credit Losses on Financial Instruments. In June 2016, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard which replaces the current incurred loss impairment method with a method that reflects expected credit losses.  The new standard, and the related amendments, were effective on January 1, 2020. Based on our current portfolio and forecasts of future macroeconomic conditions, we estimate that the allowance for credit losses reported in Total finance receivables, net on our balance sheet will increase by about $250 million at adoption. We will record the cumulative effect of initially applying the new standard as an adjustment to the opening balance of Retained earnings.  The increase is primarily for our consumer portfolio, as it will cover expected credit losses over the full remaining expected life of the receivables.

Change in Accounting Method

As of January 1, 2019, we changed our accounting method for reporting early termination losses related to customer defaults on operating leases. See Note 5 for additional information.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3. CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES

Cash and Cash Equivalents. Included in Cash and cash equivalents are highly liquid investments that are readily convertible to known amounts of cash and are subject to an insignificant risk of change in value due to interest rate, quoted price, or penalty on withdrawal. A debt security is classified as a cash equivalent if it meets these criteria and if it has a remaining time to maturity of three months or less from the date of acquisition. Amounts on deposit and available upon demand, or negotiated to provide for daily liquidity without penalty, are classified as Cash and cash equivalents. Time deposits, certificates of deposit, and money market accounts that meet the above criteria are reported at par value on our balance sheet.

Marketable Securities. Investments in securities with a maturity date greater than three months at the date of purchase and other securities for which there is more than an insignificant risk of change in value due to interest rate, quoted price, or penalty on withdrawal are classified as Marketable securities. These investments are reported at fair value. We generally measure fair value using prices obtained from pricing services. Pricing methods and inputs to valuation models used by the pricing services depend on the security type (i.e., asset class). Where possible, fair values are generated using market inputs including quoted prices (the closing price in an exchange market), bid prices (the price at which a buyer stands ready to purchase), and other market information. For fixed income securities that are not actively traded, the pricing services use alternative methods to determine fair value for the securities, including quotes for similar fixed income securities, matrix pricing, discounted cash flow using benchmark curves, or other factors. In certain cases, when market data are not available, we may use broker quotes to determine fair value.

An annual review is performed on the security prices received from our pricing services, which includes discussion and analysis of the inputs used by the pricing services to value our securities. We also compare the price of certain securities sold close to the quarter end to the price of the same security at the balance sheet date to ensure the reported fair value is reasonable.

Realized and unrealized gains and losses and interest income on our marketable securities are recorded in Other income, net. Realized gains and losses are measured using the specific identification method.

The following table categorizes the fair values of cash, cash equivalents, and marketable securities measured at fair value on a recurring basis on our balance sheet at December 31 (in millions):

	Fair Value Level	2018	2019
Cash and cash equivalents
U.S. government	1	$139	$—
U.S. government and agencies	2	25	—
Non-U.S. government and agencies	2	114	350
Corporate debt	2	884	604
Total marketable securities classified as cash equivalents		1,162	954
Cash, time deposits and money market funds		8,445	8,113
Total cash and cash equivalents		$9,607	$9,067

Marketable securities
U.S. government	1	$289	$195
U.S. government and agencies	2	65	210
Non-U.S. government and agencies	2	610	2,408
Corporate debt	2	198	193
Other marketable securities	2	146	290
Total marketable securities		$1,308	$3,296

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 3. CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES (Continued)

Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash as reported in the statement of cash flows are presented separately on our balance sheet as follows (in millions):

	December 31, 2018	December 31, 2019
Cash and cash equivalents	$9,607	$9,067
Restricted cash included in other assets (a)	140	139
Cash, cash equivalents and restricted cash in assets held-for-sale	—	62
Total cash, cash equivalents, and restricted cash	$9,747	$9,268
__________

(a)
Restricted cash primarily includes cash held to meet certain local governmental and regulatory reserve requirements and cash held under the terms of certain contractual agreements. Restricted cash does not include required minimum balances or cash securing debt issued through securitization transactions.

NOTE 4. FINANCE RECEIVABLES

We manage finance receivables as “consumer” and “non-consumer” portfolios. The receivables are generally secured by the vehicles, inventory, or other property being financed.

Consumer Portfolio. Receivables in this portfolio include products offered to individuals and businesses that finance the acquisition of Ford and Lincoln vehicles from dealers for personal or commercial use. Retail financing includes retail installment contracts for new and used vehicles and finance leases with retail customers, government entities, daily rental companies, and fleet customers.

Non-Consumer Portfolio. Receivables in this portfolio include products offered to automotive dealers and receivables purchased from Ford and its affiliates. The products include:

•
Dealer financing – includes wholesale loans to dealers to finance the purchase of vehicle inventory, also known as floorplan financing, as well as loans to dealers to finance working capital and improvements to dealership facilities, to finance the purchase of dealership real estate, and to finance other dealer programs. Wholesale financing is approximately 95% of our dealer financing.

•
Other financing – includes purchased receivables from Ford and its affiliates, primarily related to the sale of parts and accessories to dealers and certain used vehicles from daily rental fleet companies. In addition, we provide financing to Ford for vehicles that Ford leases to its employees. These receivables are excluded from our credit quality reporting since the performance of this group of receivables is generally guaranteed by Ford.

Finance receivables are recorded at the time of origination or purchase at fair value and are subsequently reported at amortized cost, net of any allowance for credit losses.

Revenue from finance receivables is recognized using the interest method and includes the accretion of certain direct origination costs that are deferred and interest supplements received from Ford and affiliated companies. The unearned interest supplements on finance receivables are included in Total finance receivables, net on the balance sheet, and the earned interest supplements are included in Total financing revenue on the income statement.

We measure finance receivables at fair value for purposes of disclosure using internal valuation models. These models project future cash flows of financing contracts based on scheduled contract payments (including principal and interest). The projected cash flows are discounted to present value based on assumptions regarding credit losses, pre-payment speed, and applicable spreads to approximate current rates. Our assumptions regarding pre-payment speed and credit losses are based on historical performance. The fair value of finance receivables is categorized within Level 3 of the hierarchy.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. FINANCE RECEIVABLES (Continued)

On a nonrecurring basis, we also measure at fair value retail contracts greater than 120 days past due or deemed to be uncollectible, and individual dealer loans probable of foreclosure. We use the fair value of collateral, adjusted for estimated costs to sell, to determine the fair value of these receivables. The collateral for a retail financing or wholesale receivable is the vehicle financed, and for dealer loans is real estate or other property.

The fair value of collateral for retail financing receivables is calculated as the outstanding receivable balances multiplied by the average recovery value percentage. The fair value of collateral for wholesale receivables is based on the wholesale market value or liquidation value for new and used vehicles. The fair value of collateral for dealer loans is determined by reviewing various appraisals, which include total adjusted appraised value of land and improvements, alternate use appraised value, broker’s opinion of value, and purchase offers.

Notes and accounts receivable from affiliated companies are presented separately on the balance sheet. These receivables are based on intercompany relationships and the balances are settled regularly. We do not assess these receivables for potential credit losses, nor are they subjected to aging analysis, credit quality reviews, or other formal assessments. As a result, Notes and accounts receivable from affiliated companies are not subject to the following disclosures contained herein.

Finance Receivables Classification

Finance receivables are accounted for as held-for-investment (“HFI”) if we have the intent and ability to hold the receivables for the foreseeable future or until maturity or payoff. The determination of intent and ability to hold for the foreseeable future is highly judgmental and requires us to make good faith estimates based on all information available at the time of origination or purchase. If we do not have the intent and ability to hold the receivables, then the receivables are classified as held-for-sale (“HFS”).

Each quarter, we make a determination of whether it is probable that finance receivables originated or purchased during the quarter will be held for the foreseeable future based on historical receivables sale experience, internal forecasts and budgets, as well as other relevant, reliable information available through the date of evaluation. For purposes of this determination, probable means at least 70% likely and, consistent with our budgeting and forecasting period, we define foreseeable future to mean twelve months. We classify receivables on a receivable-by-receivable basis. Specific receivables included in off-balance sheet sale transactions are generally not identified until the month in which the sale occurs.

Held-for-Investment. Finance receivables classified as HFI are recorded at the time of origination or purchase at fair value and are subsequently reported at amortized cost, net of any allowance for credit losses. Cash flows from finance receivables that were originally classified as HFI are recorded as an investing activity.

Held-for-Sale. Finance receivables classified as HFS are carried at the lower of cost or fair value. Cash flows resulting from the origination or purchase and sale of HFS receivables are recorded as an operating activity. Once a decision has been made to sell receivables that were originally classified as HFI, the receivables are reclassified as HFS and carried at the lower of cost or fair value. The valuation adjustment, if applicable, is recorded in Other income, net to recognize the receivables at the lower of cost or fair value.

At December 31, 2019, we determined that it is probable that we will not hold certain retail financing and wholesale finance receivables for more than the following twelve months.  The value of the finance receivables considered HFS at December 31, 2019 was $1.5 billion. Included within this amount was $1.2 billion of Forso related finance receivables, whose operations have been classified as HFS.  See Note 1 for additional information.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. FINANCE RECEIVABLES (Continued)

Finance Receivables, Net

Total finance receivables, net at December 31 were as follows (in millions):

	2018	2019
Consumer
Retail installment contracts, gross	$70,999	$68,998
Finance leases, gross	8,748	8,566
Retail financing, gross	79,747	77,564
Unearned interest supplements from Ford and affiliated companies	(3,508)	(3,589)
Consumer finance receivables	76,239	73,975

Non-Consumer
Dealer financing (a)	40,996	38,910
Other financing (b)	2,168	1,945
Non-Consumer finance receivables	43,164	40,855
Total recorded investment (c)	$119,403	$114,830

Recorded investment in finance receivables	$119,403	$114,830
Allowance for credit losses	(589)	(513)
Finance receivables, net	$118,814	$114,317

Net finance receivables subject to fair value (d)	$110,388	$106,131
Fair value	109,794	106,260
__________

(a)
At December 31, 2018 and 2019, includes $6.0 billion and $4.1 billion, respectively, of receivables generated by divisions and affiliates of Ford in connection with vehicle inventories released from Ford and in transit to the destination dealers. Interest earned from Ford and affiliated companies associated with receivables from gate-released vehicles in transit to dealers for the years ended December 31, 2017, 2018 and 2019 was $166 million, $261 million, and $229 million, respectively. At December 31, 2018 and 2019, also includes $662 million and $844 million, respectively, of dealer financing receivables with entities (primarily dealers) that are reported as consolidated subsidiaries of Ford. For the years ended December 31, 2017, 2018, and 2019, the interest earned on receivables from consolidated subsidiaries of Ford to which we provide dealer financing was $7 million, $8 million, and $10 million, respectively. Consolidated subsidiaries of Ford include dealerships that are partially owned by Ford as consolidated VIEs and also certain overseas affiliates.

(b)
Represents other financing receivables with Ford and entities (primarily dealers) that are reported as consolidated subsidiaries of Ford, which includes amounts associated with purchased receivables and receivables associated with the financing of vehicles that Ford leases to employees. Interest earned from Ford and affiliated companies associated with these other financing receivables totaled $70 million, $84 million, and $96 million for the years ended December 31, 2017, 2018, and 2019, respectively.

(c)
Earned interest supplements on consumer and non-consumer receivables from Ford and affiliated companies totaled $2.0 billion, $2.4 billion, and $2.5 billion for the years ended December 31, 2017, 2018, and 2019, respectively. Cash received from interest supplements totaled $2.3 billion, $2.7 billion, and $2.6 billion for the years ended December 31, 2017, 2018, and 2019, respectively.

(d)
Net finance receivables subject to fair value exclude finance leases. Previously, certain consumer financing products in Europe were classified as retail installment contracts. We now classify these products as finance leases. Comparative information has been revised to reflect this change.

At December 31, 2018 and 2019, accrued interest was $264 million and $253 million, respectively, which we report in Other assets.

Included in the recorded investment in finance receivables at December 31, 2018 and 2019 were consumer receivables of $40.7 billion and $38.3 billion, respectively, and non-consumer receivables of $25.7 billion and $26.8 billion, respectively, that have been sold for legal purposes in securitization transactions but continue to be reported in our consolidated financial statements. The receivables are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay the other obligations or the claims of Ford Credit’s other creditors. Ford Credit holds the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions (see Note 7 for additional information).

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. FINANCE RECEIVABLES (Continued)

Finance Leases

Finance leases are comprised of sales-type and direct financing leases. These financings include primarily lease plans for terms of 24 to 60 months. In limited cases, a customer may extend the lease term. Early terminations of leases may also occur at the customer’s request subject to approval. We offer financing products in which the customer may be required to pay any shortfall, or may receive as payment any excess amount between the fair market value and the contractual vehicle value at the end of the term, which are classified as finance leases. In some markets, we finance a vehicle with a series of monthly payments followed by a single balloon payment or the option for the customer to return the vehicle to Ford Credit; these arrangements containing a purchase option are classified as finance leases.

The amounts contractually due on finance lease receivables at December 31 were as follows (in millions):

2019
2020	$1,911
2021	1,853
2022	1,418
2023	673
2024	83
2025	—
Total future cash payments	5,938
Less: Present value discount	(287)
Finance lease receivables	$5,651

The reconciliation from finance lease receivables to finance leases, gross and finance leases, net at December 31 is as follows (in millions):

2019
Finance lease receivables	$5,651
Unguaranteed residual assets	2,795
Initial direct costs	120
Finance leases, gross	8,566
Unearned interest supplements from Ford and affiliated companies	(363)
Allowance for credit losses	(17)
Finance leases, net	$8,186

Financing revenue from finance leases was $375 million and $380 million for the years ended December 31, 2018 and 2019, respectively, and is included in Retail financing.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. FINANCE RECEIVABLES (Continued)

Aging

For all finance receivables, we define “past due” as any payment, including principal and interest, that is at least 31 days past the contractual due date. The recorded investment of consumer receivables greater than 90 days past due and still accruing interest was $20 million at December 31, 2018. At December 31, 2019, there were no balances greater than 90 days past due for which we were still accruing interest.

The aging analysis of finance receivables balances at December 31 was as follows (in millions):

	2018	2019
Consumer
31-60 days past due	$859	$839
61-90 days past due	123	126
91-120 days past due	39	40
Greater than 120 days past due	39	35
Total past due	1,060	1,040
Current	75,179	72,935
Consumer finance receivables	76,239	73,975

Non-Consumer
Total past due	76	62
Current	43,088	40,793
Non-Consumer finance receivables	43,164	40,855
Total recorded investment	$119,403	$114,830

Credit Quality

Consumer Portfolio. When originating consumer receivables, we use a proprietary scoring system that measures credit quality using information in the credit application, proposed contract terms, credit bureau data, and other information.  After a proprietary risk score is generated, we decide whether to originate a contract using a decision process based on a judgmental evaluation of the applicant, the credit application, the proposed contract terms, credit bureau information (e.g., FICO score), proprietary risk score, and other information.  Our evaluation emphasizes the applicant’s ability to pay and creditworthiness focusing on payment, affordability, applicant credit history, and stability as key considerations.

After origination, we review the credit quality of retail financing based on customer payment activity. As each customer develops a payment history, we use an internally developed behavioral scoring model to assist in determining the best collection strategies, which allows us to focus collection activity on higher-risk accounts. These models are used to refine our risk-based staffing model to ensure collection resources are aligned with portfolio risk. Based on data from this scoring model, contracts are categorized by collection risk. Our collection models evaluate several factors, including origination characteristics, updated credit bureau data, and payment patterns.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. FINANCE RECEIVABLES (Continued)

Credit quality ratings for consumer receivables are based on our aging analysis. Consumer receivables credit quality ratings are as follows:

•	Pass – current to 60 days past due;

•	Special Mention – 61 to 120 days past due and in intensified collection status; and

•	Substandard – greater than 120 days past due and for which the uncollectible portion of the receivables has already been charged off, as measured using the fair value of collateral less costs to sell.

Non-Consumer Portfolio. We extend credit to dealers primarily in the form of lines of credit to purchase new Ford and Lincoln vehicles as well as used vehicles. Payment is required when the dealer has sold the vehicle. Each non-consumer lending request is evaluated by considering the borrower’s financial condition and the underlying collateral securing the loan. We use a proprietary model to assign each dealer a risk rating. This model uses historical dealer performance data to identify key factors about a dealer that we consider most significant in predicting a dealer’s ability to meet its financial obligations. We also consider numerous other financial and qualitative factors of the dealer’s operations, including capitalization and leverage, liquidity and cash flow, profitability, and credit history with ourselves and other creditors.

Dealers are assigned to one of four groups according to risk ratings as follows:

•	Group I – strong to superior financial metrics;

•	Group II – fair to favorable financial metrics;

•	Group III – marginal to weak financial metrics; and

•	Group IV – poor financial metrics, including dealers classified as uncollectible.

We generally suspend credit lines and extend no further funding to dealers classified in Group IV.

We regularly review our model to confirm the continued business significance and statistical predictability of the model and may make updates to improve the performance of the model. In addition, we regularly audit dealer inventory and dealer sales records to verify that the dealer is in possession of the financed vehicles and is promptly paying each receivable following the sale of the financed vehicle. The frequency of on-site vehicle inventory audits depends primarily on the dealer’s risk rating. Under our policies, on-site vehicle inventory audits of low-risk dealers are conducted only as circumstances warrant. On-site vehicle inventory audits of higher-risk dealers are conducted with increased frequency based primarily on the dealer’s risk rating, but also considering the results of our electronic monitoring of the dealer’s performance, including daily payment verifications and monthly analysis of the dealer’s financial statements, payoffs, aged inventory, over credit line and delinquency reports. We typically perform a credit review of each dealer annually and more frequently review certain dealers based on the dealer’s risk rating and total exposure. We adjust the dealer’s risk rating, if necessary.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4. FINANCE RECEIVABLES (Continued)

The credit quality of dealer financing receivables is evaluated based on our internal dealer risk rating analysis. A dealer has the same risk rating for its entire dealer financing regardless of the type of financing.

The credit quality analysis of dealer financing receivables at December 31 was as follows (in millions):

	2018	2019
Dealer financing
Group I	$33,656	$31,206
Group II	5,635	5,407
Group III	1,576	2,108
Group IV	129	189
Total recorded investment	$40,996	$38,910

Impaired Receivables

Impaired consumer receivables include accounts that have been rewritten or modified in reorganization proceedings pursuant to the U.S. Bankruptcy Code that are considered to be Troubled Debt Restructurings (“TDRs”), as well as all accounts greater than 120 days past due. Impaired non-consumer receivables represent accounts with dealers that have weak or poor financial metrics or dealer financing that has been modified in TDRs. The recorded investment of consumer receivables that were impaired at December 31, 2018 and 2019 was $370 million and $322 million, or 0.5% and 0.4% of consumer receivables, respectively. The recorded investment of non-consumer receivables that were impaired at December 31, 2018 and 2019 was $129 million and $189 million, or 0.3% and 0.5% of non-consumer receivables, respectively. Impaired finance receivables are evaluated both collectively and specifically. See Note 6 for additional information related to the development of our allowance for credit losses.

The accrual of revenue is discontinued at the time a receivable is determined to be uncollectible or when it is 90 days past due. Accounts may be restored to accrual status only when a customer settles all past-due deficiency balances and future payments are reasonably assured. For receivables in non-accrual status, subsequent financing revenue is recognized only to the extent a payment is received. Payments are generally applied first to outstanding interest and then to the unpaid principal balance.

A restructuring of debt constitutes a TDR if we grant a concession to a debtor for economic or legal reasons related to the debtor’s financial difficulties that we otherwise would not consider. Consumer and non-consumer receivables that have a modified interest rate below market rate or that were modified in reorganization proceedings pursuant to the U.S. Bankruptcy Code, except non-consumer receivables that are current with minimal risk of loss, are considered to be TDRs. We do not grant concessions on the principal balance of our receivables. If a receivable is modified in a reorganization proceeding, all payment requirements of the reorganization plan need to be met before remaining balances are forgiven. Finance receivables involved in TDRs are specifically assessed for impairment.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5. NET INVESTMENT IN OPERATING LEASES

Net investment in operating leases consists primarily of lease contracts for vehicles with individuals, daily rental companies, and fleet customers with terms of 60 months or less. Payment extensions may be requested by the customer and are generally limited to a maximum of six months over the term of the lease.  Term extensions may also be requested by the customer. Term and payment extensions in total generally do not exceed twelve months. A lease can be terminated at any time by satisfying the obligations under the lease agreement. Early termination programs may be occasionally offered to eligible lessees. At the end of the lease, the customer returns the vehicle to the dealer or may have the option to buy the leased vehicle. In the case of a contract default and repossession, the customer typically remains liable for any deficiency between net auction proceeds and the defaulted contract obligations, including any repossession-related expenses.

Revenue from rental payments received on operating leases is recognized on a straight-line basis over the term of the lease. The accrual of revenue on operating leases is discontinued at the time an account is determined to be uncollectible.

We receive interest supplements and residual support payments on certain leasing transactions under agreements with Ford. We recognize these upfront collections from Ford and other vehicle acquisition costs as part of Net investment in operating leases, which are amortized to Depreciation on vehicles subject to operating leases over the term of the lease contract. Unearned interest supplements and residual support included in Net investment in operating leases at December 31, 2018 and 2019 was $3.3 billion and $3.1 billion, respectively. Earned interest supplements and residual support costs included in Depreciation on vehicles subject to operating leases for the years ended December 31, 2017, 2018, and 2019 was $2.1 billion, $2.4 billion, and $2.6 billion, respectively. Interest supplements and residual support cash received totaled $2.4 billion, $2.8 billion, and $2.5 billion for the years ended December 31, 2017, 2018, and 2019, respectively.

Depreciation expense on vehicles subject to operating leases is recognized on a straight-line basis in an amount necessary to reduce the leased vehicle value to its estimated residual value at the end of the lease term. Our policy is to promptly sell returned off-lease vehicles. We evaluate our depreciation for leased vehicles on a regular basis taking into consideration various assumptions, such as expected residual values at lease termination (including residual value support payments from Ford) and the estimated number of vehicles that will be returned to us. Adjustments to depreciation expense reflecting revised estimates of expected residual values at the end of the lease terms are recorded prospectively on a straight-line basis. Upon disposition of the vehicle, the difference between net book value and actual proceeds is recorded as an adjustment to Depreciation on vehicles subject to operating leases.

Accumulated depreciation reduces the value of the vehicles from their initial acquisition value to their expected residual value at the end of the lease, with the associated depreciation expense recognized on a straight-line basis over the term of the lease. At the time of purchase, we establish the expected residual value for the vehicle based on recent auction values, return volumes for our leased vehicles, industry-wide used vehicle prices, marketing incentive plans, and vehicle quality data. We monitor residual values each month and review the accuracy of our accumulated depreciation on a quarterly basis.

We evaluate the carrying value of held-and-used long-lived asset groups (such as vehicles subject to operating leases) for potential impairment when we determine a triggering event has occurred. When a triggering event occurs, a test for recoverability is performed by comparing projected undiscounted future cash flows to the carrying value of the asset group. If the test for recoverability identifies a possible impairment, the asset group’s fair value is measured in accordance with the fair value measurement framework. An impairment charge is recognized for the amount by which the carrying value of the asset group exceeds its estimated fair value. For the periods presented, we have not recorded any impairment charges.

Change in Accounting Method. As of January 1, 2019, we changed our accounting method for reporting early termination losses related to customer defaults on operating leases.  Prior to the first quarter of 2019, we presented the early termination loss reserve on operating leases due to customer default events as part of the allowance for credit losses which reduces Net investment in operating leases on the balance sheet.  On the income statement, the incurred losses were included in Provision for credit losses.  We now consider the effects of operating lease early terminations when determining depreciation estimates, which are included as part of accumulated depreciation within Net investment in operating leases on the balance sheet, and Depreciation on vehicles subject to operating leases on the income statement.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 5. NET INVESTMENT IN OPERATING LEASES (continued)

In conjunction with the January 1, 2019 adoption of ASU 2016-02, Leases (described in Note 2), we reviewed our leasing-related accounting policies and updated our depreciation policy for operating leases so that the useful life of the vehicles incorporates our historical experience on early terminations due to customer defaults.  We believe this change in accounting method is preferable as the characterization of these changes are better reflected as depreciation.  At December 31, 2018, this reclassification increased accumulated depreciation and decreased allowance for credit losses by $78 million, respectively, and had no impact on Net Investment in operating leases.  On the income statement, this reclassification increased Depreciation on vehicles subject to operating leases and decreased Provision for credit losses by $119 million and $106 million, for the years ended December 31, 2017 and 2018, respectively.

These changes had no impact on Income before income taxes, Net investment in operating leases, Retained earnings, or to Net cash provided by / (used in) operating activities. We have reclassified prior period amounts to reflect the above changes.

Net investment in operating leases at December 31 was as follows (in millions):

	2018	2019
Vehicles, at cost (a)	$33,593	$33,431
Accumulated depreciation	(6,144)	(5,772)
Net investment in operating leases	$27,449	$27,659
__________

(a)
Includes interest supplements and residual support payments we receive on certain leasing transactions under agreements with Ford and affiliated companies, and other vehicle acquisition costs. We recognize these upfront collections from Ford and other vehicle acquisition costs as part of Net investment in operating leases, which are amortized to Depreciation on vehicles subject to operating leases over the term of the lease contract.

At December 31, 2018 and 2019, Net investment in operating leases includes $16.3 billion and $14.9 billion, respectively, that have been included in securitization transactions but continue to be reported in our consolidated financial statements. These net investments in operating leases are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions; they are not available to pay our other obligations or the claims of our other creditors. We hold the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions (see Note 7 for additional information).

We have a sale-leaseback agreement with Ford primarily for vehicles that Ford leases to employees of Ford and its subsidiaries. The financing we provide under this agreement is reflected on our balance sheet in Total finance receivables, net. The revenue related to these agreements is reflected in Other financing.

The amounts contractually due for minimum rentals on operating leases at December 31, 2018 were as follows (in millions):

	2019	2020	2021	2022	2023	Total
Minimum rentals on operating leases	$4,708	$2,929	$1,083	$83	$6	$8,809

The amounts contractually due on our operating leases at December 31, 2019 were as follows (in millions):

	2020	2021	2022	2023	2024	Total
Operating lease payments	$4,706	$2,898	$1,011	$78	$5	$8,698

Operating leases are generally pre-payable without penalty and may cause actual paid amounts due to differ from amounts contractually due.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6. ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses represents our estimate of the probable credit loss inherent in finance receivables as of the balance sheet date. The adequacy of the allowance for credit losses is assessed quarterly and the assumptions and models used in establishing the allowance are evaluated regularly. Because credit losses may vary substantially over time, estimating credit losses requires a number of assumptions about matters that are uncertain. Most of our credit losses are attributable to consumer receivables.

Additions to the allowance for credit losses are made by recording charges to the Provision for credit losses on the income statement. The uncollectible portion of finance receivables are charged to the allowance for credit losses at the earlier of when an account is deemed to be uncollectible or when an account is 120 days delinquent, taking into consideration the financial condition of the customer or borrower, the value of the collateral, recourse to guarantors, and other factors.

In the event we repossess the collateral, the receivable is charged off and we record the collateral at its estimated fair value less costs to sell and report it in Other assets on the balance sheet. Charge-offs on finance receivables include uncollected amounts related to principal, interest, late fees, and other allowable charges. Recoveries on finance receivables previously charged off as uncollectible are credited to the allowance for credit losses.

Consumer Portfolio

We estimate the allowance for credit losses on consumer receivables using a combination of measurement models and management judgment. The models consider factors such as historical trends in credit losses and recoveries (including key metrics such as delinquencies, repossessions, and bankruptcies), the composition of the present portfolio (including vehicle brand, term, risk evaluation, and new/used vehicles), trends in historical used vehicle values, and economic conditions. Estimates from these models rely on historical information and may not fully reflect losses inherent in the present portfolio. Therefore, we may adjust the estimate to reflect management judgment regarding observable changes in recent economic trends and conditions, portfolio composition, and other relevant factors.

We make projections of two key assumptions to assist in estimating the consumer allowance for credit losses:

•	Frequency – number of finance receivable contracts that are expected to default over the loss emergence period (“LEP”), measured as repossessions; and

•	Loss severity – expected difference between the amount a customer owes when the finance contract is charged off and the amount received, net of expenses, from selling the repossessed vehicle.

Collective Allowance for Credit Losses. The collective allowance is evaluated primarily using a collective loss-to-receivables (“LTR”) model that, based on historical experience, indicates credit losses have been incurred in the portfolio even though the particular accounts that are uncollectible cannot be specifically identified. The LTR model is based on the most recent years of history. An LTR for each product is calculated by dividing credit losses (i.e., charge-offs net of recoveries) by average net finance receivables, excluding unearned interest supplements and allowance for credit losses. The average LTR that is calculated for each product is multiplied by the end-of-period balances for that given product.

Our largest markets also use a loss projection model to estimate losses inherent in the portfolio. The loss projection model applies recent monthly performance metrics, stratified by contract type (retail installment sale contract or finance lease), contract term (e.g., 60-month), and risk rating to our active portfolio to estimate the losses that have been incurred.

The LEP is an assumption within our models and represents the average amount of time between when a loss event first occurs to when it is charged off. This time period starts when the consumer begins to experience financial difficulty. It is evidenced, typically through delinquency, before eventually resulting in a charge-off. The LEP is a multiplier in the calculation of the collective consumer allowance for credit losses.

For accounts greater than 120 days past due, the uncollectible portion is charged off, such that the remaining recorded investment is equal to the estimated fair value of the collateral less costs to sell.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6. ALLOWANCE FOR CREDIT LOSSES (Continued)

Specific Allowance for Impaired Receivables. Consumer receivables involved in TDRs are specifically assessed for impairment. A specific allowance is estimated based on the present value of the expected future cash flows of the receivable discounted at the contract’s original effective interest rate or the fair value of any collateral adjusted for estimated costs to sell.

After establishing the collective and specific allowance for credit losses, if management believes the allowance does not reflect all losses inherent in the portfolio due to changes in recent economic trends and conditions, or other relevant factors, an adjustment is made based on management judgment.

Non-Consumer Portfolio

We estimate the allowance for credit losses for non-consumer receivables based on historical LTR ratios, expected future cash flows, and the fair value of collateral.

Collective Allowance for Credit Losses. We estimate an allowance for non-consumer receivables that are not specifically identified as impaired using an LTR model for each financing product based on historical experience. This LTR is an average of the most recent historical experience and is calculated consistent with the consumer receivables LTR approach. All accounts that are specifically identified as impaired are excluded from the calculation of the non-specific or collective allowance.

Specific Allowance for Impaired Receivables. Dealer financing is evaluated by segmenting individual loans by the risk characteristics of the loan (such as the amount of the loan, the nature of the collateral, and the financial status of the debtor). The loans are analyzed to determine whether individual loans are impaired, and a specific allowance is estimated based on the present value of the expected future cash flows of the receivable discounted at the loan’s original effective interest rate or the fair value of the collateral adjusted for estimated costs to sell.

After establishing the collective and specific allowance for credit losses, if management believes the allowance does not reflect all losses inherent in the portfolio due to changes in recent economic trends and conditions, or other relevant factors, an adjustment is made based on management judgment.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6. ALLOWANCE FOR CREDIT LOSSES (Continued)

An analysis of the allowance for credit losses related to finance receivables for the years ended December 31 was as follows (in millions):

	2018
	Consumer	Non-Consumer	Total
Allowance for credit losses
Beginning balance	$582	$15	$597
Charge-offs (a)	(528)	(67)	(595)
Recoveries	163	7	170
Provision for credit losses	359	68	427
Other	(10)	—	(10)
Ending balance	$566	$23	$589

Analysis of ending balance of allowance for credit losses
Collective impairment allowance	$546	$14	$560
Specific impairment allowance	20	9	29
Ending balance	566	23	589

Analysis of ending balance of finance receivables
Collectively evaluated for impairment	75,869	43,035	118,904
Specifically evaluated for impairment	370	129	499
Recorded investment	76,239	43,164	119,403

Ending balance, net of allowance for credit losses	$75,673	$43,141	$118,814
__________

(a)	Non-consumer charge-offs primarily reflect a U.S. dealer’s floorplan inventory and dealer loan determined to be uncollectible.

	2019
	Finance Receivables
	Consumer	Non-Consumer	Total
Allowance for credit losses
Beginning balance	$566	$23	$589
Charge-offs	(527)	(22)	(549)
Recoveries	168	10	178
Provision for credit losses	291	5	296
Other	(2)	1	(1)
Ending balance	$496	$17	$513

Analysis of ending balance of allowance for credit losses
Collective impairment allowance	$478	$15	$493
Specific impairment allowance	18	2	20
Ending balance	496	17	513

Analysis of ending balance of finance receivables
Collectively evaluated for impairment	73,653	40,666	114,319
Specifically evaluated for impairment	322	189	511
Recorded investment	73,975	40,855	114,830

Ending balance, net of allowance for credit losses	$73,479	$40,838	$114,317

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7. TRANSFERS OF RECEIVABLES

We securitize finance receivables and net investment in operating leases through a variety of programs using amortizing, variable funding, and revolving structures. We also sell finance receivables in structured financing transactions. Due to the similarities between securitization and structured financing, we refer to structured financings as securitization transactions. Our securitization programs are targeted to institutional investors in both public and private transactions in capital markets primarily in the United States, Canada, the United Kingdom, Germany, and China.

We use special purpose entities (“SPEs”) that are considered VIEs for most of our on-balance sheet securitizations. The SPEs are established for the sole purpose of financing the securitized financial assets. The SPEs are generally financed through the issuance of notes or commercial paper into the public or private markets or directly with conduits. We may purchase subordinated notes of the VIEs in addition to the investment we make as the residual interest holder of the transaction.

We continue to recognize our financial assets related to our sales of receivables when the financial assets are sold to a consolidated VIE or a consolidated voting interest entity. We derecognize our financial assets when the financial assets are sold to a non-consolidated entity and we do not maintain control over the financial assets.

On-Balance Sheet Securitization Transactions

We engage in securitization transactions to fund operations and to maintain liquidity. Our securitization transactions are recorded as asset-backed debt and the associated assets are not derecognized and continue to be included in our financial statements.

The finance receivables sold for legal purposes and net investment in operating leases included in securitization transactions are available only for payment of the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions. They are not available to pay our other obligations or the claims of our other creditors. We hold the right to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions. The debt is the obligation of our consolidated securitization entities and not the obligation of Ford Credit or our other subsidiaries.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7. TRANSFERS OF RECEIVABLES (Continued)

Most of these securitization transactions utilize VIEs. See Note 8 for additional information concerning VIEs. The following tables show the assets and debt related to our securitization transactions that were included in our financial statements at December 31 (in billions):

	2018
	Cash and Cash Equivalents	Finance Receivables and Net Investment in Operating Leases (a)			Related Debt (b)
		Before Allowance for Credit Losses	Allowance for Credit Losses	After Allowance for Credit Losses
VIE (c)
Retail financing	$1.9	$34.0	$0.2	$33.8	$29.2
Wholesale financing	0.3	24.9	—	24.9	13.9
Finance receivables	2.2	58.9	0.2	58.7	43.1
Net investment in operating leases	0.5	16.3	—	16.3	10.2
Total VIE	$2.7	$75.2	$0.2	$75.0	$53.3

Non-VIE
Retail financing	$0.3	$6.7	$—	$6.7	$5.9
Wholesale financing	—	0.8	—	0.8	0.6
Finance receivables	0.3	7.5	—	7.5	6.5
Net investment in operating leases	—	—	—	—	—
Total Non-VIE	$0.3	$7.5	$—	$7.5	$6.5

Total securitization transactions
Retail financing	$2.2	$40.7	$0.2	$40.5	$35.1
Wholesale financing	0.3	25.7	—	25.7	14.5
Finance receivables	2.5	66.4	0.2	66.2	49.6
Net investment in operating leases	0.5	16.3	—	16.3	10.2
Total securitization transactions	$3.0	$82.7	$0.2	$82.5	$59.8
__________

(a)	Unearned interest supplements and residual support are excluded from securitization transactions.

(b)	Includes unamortized discount and debt issuance costs.

(c)	Includes assets to be used to settle the liabilities of the consolidated VIEs.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7. TRANSFERS OF RECEIVABLES (Continued)

	2019
	Cash and Cash Equivalents	Finance Receivables and Net Investment in Operating Leases (a)			Related Debt (b)
		Before Allowance for Credit Losses	Allowance for Credit Losses	After Allowance for Credit Losses
VIE (c)
Retail financing	$1.8	$32.6	$0.2	$32.4	$28.0
Wholesale financing	0.9	26.1	—	26.1	13.4
Finance receivables	2.7	58.7	0.2	58.5	41.4
Net investment in operating leases	0.5	14.9	—	14.9	9.5
Total VIE	$3.2	$73.6	$0.2	$73.4	$50.9

Non-VIE
Retail financing	$0.3	$5.7	$—	$5.7	$5.1
Wholesale financing	—	0.7	—	0.7	0.6
Finance receivables	0.3	6.4	—	6.4	5.7
Net investment in operating leases	—	—	—	—	—
Total Non-VIE	$0.3	$6.4	$—	$6.4	$5.7

Total securitization transactions
Retail financing	$2.1	$38.3	$0.2	$38.1	$33.1
Wholesale financing	0.9	26.8	—	26.8	14.0
Finance receivables	3.0	65.1	0.2	64.9	47.1
Net investment in operating leases	0.5	14.9	—	14.9	9.5
Total securitization transactions	$3.5	$80.0	$0.2	$79.8	$56.6
__________

(a)	Unearned interest supplements and residual support are excluded from securitization transactions.

(b)	Includes unamortized discount and debt issuance costs.

(c)	Includes assets to be used to settle the liabilities of the consolidated VIEs.

Interest expense related to securitization debt for the years ended December 31 was as follows (in millions):

	2017	2018	2019
VIE	$827	$1,220	$1,373
Non-VIE	128	177	201
Total securitization transactions	$955	$1,397	$1,574

Certain of our securitization entities may enter into derivative transactions to mitigate interest rate exposure, primarily resulting from fixed-rate assets securing floating-rate debt and, in certain instances, currency exposure resulting from assets in one currency and debt in another currency. In certain instances, the counterparty enters into offsetting derivative transactions with us to mitigate its interest rate risk resulting from derivatives with our securitization entities. These related derivatives are not the obligations of our securitization entities. See Note 9 for additional information regarding the accounting for derivatives. Our exposures based on the fair value of derivative instruments with external counterparties related to securitization programs at December 31 were as follows (in millions):

	2018		2019
	Derivative Asset	Derivative Liability	Derivative Asset	Derivative Liability
Derivatives of the VIEs	$27	$24	$12	$19
Derivatives related to the VIEs	12	11	7	5
Other securitization related derivatives	31	14	4	30
Total exposures related to securitization	$70	$49	$23	$54

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 7. TRANSFERS OF RECEIVABLES (Continued)

Derivative expense / (income) related to our securitization transactions for the years ended December 31 was as follows (in millions):

	2017	2018	2019
Derivatives of the VIEs	$(38)	$30	$41
Derivatives related to the VIEs	(6)	(11)	(5)
Other securitization related derivatives	(16)	(2)	39
Total derivative expense / (income) related to securitization	$(60)	$17	$75

NOTE 8. VARIABLE INTEREST ENTITIES

A VIE is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary. The primary beneficiary has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE. Nearly all of our VIEs are special purpose entities used for our securitizations.

We have the power to direct significant activities of our special purpose entities when we have the ability to exercise discretion in the servicing of financial assets, issue additional debt, exercise a unilateral call option, add assets to revolving structures, or control investment decisions.

Assets recognized as a result of consolidating these VIEs do not represent additional assets that could be used to satisfy claims against our general assets. Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on our general assets; rather, they represent claims against the specific assets of the consolidated VIEs.

We use special purpose entities to issue asset-backed securities in transactions to public and private investors. We have deemed most of these special purpose entities to be VIEs of which we are the primary beneficiary. The asset-backed securities are backed by finance receivables and interests in net investments in operating leases. The assets continue to be consolidated by us. We retain interests in our securitization VIEs, including subordinated securities issued by the VIEs, rights to cash held for the benefit of the securitization investors, and rights to receive the excess cash flows not needed to pay the debt issued by, and other obligations of, the securitization entities that are parties to those securitization transactions.

The transactions create and pass along risks to the variable interest holders, depending on the assets securing the debt and the specific terms of the transactions. We aggregate and analyze the asset-backed securitization transactions based on the risk profile of the product and the type of funding structure, including:

•	Retail financing – consumer credit risk and pre-payment risk;

•
Wholesale financing – dealer credit risk and Ford risk, as the receivables owned by the VIEs primarily arise from the financing provided by us to Ford-franchised dealers; therefore, the collections depend upon the sale of Ford vehicles; and

•	Net investment in operating leases – vehicle residual value risk, consumer credit risk, and pre-payment risk.

As residual interest holder, we are exposed to the underlying residual and credit risk of the collateral and are exposed to interest rate risk in some transactions. The amount of risk absorbed by our residual interests generally is represented by and limited to the amount of overcollateralization of the assets securing the debt and any cash reserves.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 8. VARIABLE INTEREST ENTITIES (Continued)

We have no obligation to repurchase or replace any securitized asset that subsequently becomes delinquent in payment or otherwise is in default, except when representations and warranties about the eligibility of the securitized assets are breached, or when certain changes are made to the underlying asset contracts. Securitization investors have no recourse to us or our other assets and have no right to require us to repurchase the investments. We generally have no obligation to provide liquidity or contribute cash or additional assets to the VIEs and do not guarantee any asset-backed securities. We may be required to support the performance of certain securitization transactions, however, by increasing cash reserves.

VIEs that are exposed to interest rate or currency risk may reduce their risks by entering into derivative transactions. In certain instances, we have entered into derivative transactions with the counterparty to protect the counterparty from risks absorbed through its derivative transactions with the VIEs.

Although not contractually required, we regularly support our wholesale securitization programs by repurchasing receivables of a dealer from a VIE when the dealer’s performance is at risk, which transfers the corresponding risk of loss from the VIE to us. In order to continue to fund the wholesale receivables, we also may contribute additional cash or wholesale receivables if the collateral falls below the required levels. The balances of cash related to these contributions were $0 at both December 31, 2018 and 2019, and ranged from $0 to $179 million during 2018 and were $0 million throughout 2019.

See Note 7 for additional information on the financial position and financial performance of our VIEs and Note 9 for additional information regarding derivatives.

NOTE 9. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

In the normal course of business, our operations are exposed to global market risks, including the effect of changes in interest rates and foreign currency exchange rates. To manage these risks, we enter into highly effective derivative contracts:

•	Interest rate contracts, including swaps, that are used to manage the effects of interest rate fluctuations;

•	Foreign currency exchange contracts, including forwards, that are used to manage foreign exchange exposure; and

•	Cross-currency interest rate swap contracts that are used to manage foreign currency and interest rate exposures on foreign-denominated debt.

We review our hedging program, derivative positions, and overall risk management strategy on a regular basis.

Derivative Financial Instruments and Hedge Accounting. Derivative assets and derivative liabilities are reported in Derivative financial instruments on our balance sheet at fair value and presented on a gross basis.

Our derivatives are over-the-counter customized derivative transactions and are not exchange traded. We estimate the fair value of these instruments using industry-standard valuation models such as a discounted cash flow. These models project future cash flows and discount the future amounts to a present value using market-based expectations for interest rates, foreign exchange rates, and the contractual terms of the derivative instruments. The discount rate used is the relevant interbank benchmark rate (e.g., LIBOR, SONIA) plus an adjustment for nonperformance risk. The adjustment reflects the full credit default swap (“CDS”) spread applied to a net exposure, by counterparty, considering the master netting agreements and any posted collateral. We use our counterparty’s CDS spread when we are in a net asset position and our own CDS spread when we are in a net liability position.

We have elected to apply hedge accounting to certain derivatives. Derivatives that are designated in hedging relationships are evaluated for effectiveness using regression analysis at the time they are designated and throughout the hedge period. Some derivatives do not qualify for hedge accounting; for others, we elect not to apply hedge accounting.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Fair Value Hedges. We use derivatives to reduce the risk of changes in the fair value of debt. We have designated certain receive-fixed, pay-float interest rate swaps as fair value hedges of fixed-rate debt. The risk being hedged is the risk of changes in the fair value of the hedged debt attributable to changes in the benchmark interest rate. If the hedge relationship is deemed to be highly effective, we report the changes in the fair value of the hedged debt related to the risk being hedged in Debt and Interest expense. Net interest settlements and accruals, and the fair value changes on hedging instruments are reported in Interest expense. The cash flows associated with fair value hedges are reported in Net cash provided by / (used in) operating activities on our statement of cash flows.

When a fair value hedge is de-designated, or when the derivative is terminated before maturity, the fair value adjustment to the hedged debt continues to be reported as part of the carrying value of the debt and is recognized in Interest expense over its remaining life.

Derivatives Not Designated as Hedging Instruments. We report net interest settlements and accruals and changes in the fair value of interest rate swaps not designated as hedging instruments in Other income, net. Foreign currency revaluation on accrued interest along with gains and losses on foreign exchange contracts and cross currency interest rate swaps are reported in Other income, net. Cash flows associated with non-designated or de-designated derivatives are reported in Net cash provided by / (used in) investing activities on our statement of cash flows.

Income Effect of Derivative Financial Instruments

The gains / (losses), by hedge designation, reported in income for the years ended December 31 were as follows (in millions):

	2017	2018	2019
Fair value hedges
Interest rate contracts
Net interest settlements and accruals on hedging instruments	$217	$10	$(16)
Fair value changes on hedging instruments (a)	(268)	(155)	706
Fair value changes on hedged debt (a)	267	153	(694)
Derivatives not designated as hedging instruments
Interest rate contracts	58	(84)	(13)
Foreign currency exchange contracts (b)	(150)	163	52
Cross-currency interest rate swap contracts	103	(244)	(229)
Total	$227	$(157)	$(194)
__________

(a)	For 2017, the fair value changes on hedging instruments and on hedged debt were reported in Other income, net; effective 2018, these amounts were reported in Interest expense.

(b)	Reflects forward contracts between Ford Credit and an affiliated company.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 9. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

Balance Sheet Effect of Derivative Financial Instruments

Derivative assets and liabilities are reported on the balance sheet at fair value and are presented on a gross basis. The notional amounts of the derivative instruments do not necessarily represent amounts exchanged by the parties and are not a direct measure of our financial exposure. We also enter into master agreements with counterparties that may allow for netting of exposures in the event of default or breach of the counterparty agreement. Collateral represents cash received or paid under reciprocal arrangements that we have entered into with our derivative counterparties which we do not use to offset our derivative assets and liabilities.

The fair value of our derivative instruments and the associated notional amounts, presented gross, at December 31 were as follows (in millions):

	2018			2019
	Notional	Fair Value of Assets	Fair Value of Liabilities	Notional	Fair Value of Assets	Fair Value of Liabilities
Fair value hedges
Interest rate contracts	$22,989	$158	$208	$26,577	$702	$19
Derivatives not designated as hedging instruments
Interest rate contracts	76,904	235	274	68,914	275	191
Foreign currency exchange contracts	4,318	45	24	5,540	17	79
Cross-currency interest rate swap contracts	5,235	232	157	5,849	134	67
Total derivative financial instruments, gross (a) (b)	$109,446	$670	$663	$106,880	$1,128	$356
__________

(a)	At December 31, 2018 and 2019, we held collateral of $19 million and $18 million, and we posted collateral of $59 million and $78 million, respectively.

(b)
At December 31, 2018 and 2019, the fair value of assets and liabilities available for counterparty netting was $233 million and $169 million, respectively. All derivatives are categorized within Level 2 of the fair value hierarchy.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 10. OTHER ASSETS AND OTHER LIABILITIES AND DEFERRED REVENUE

Other assets and Other liabilities and deferred revenue consist of various balance sheet items that are combined for financial statement presentation due to their respective materiality compared with other individual asset and liability items.

Other assets at December 31 were as follows (in millions):

	2018	2019
Accrued interest and other non-finance receivables	$1,080	$898
Collateral held for resale, at net realizable value	877	843
Prepaid reinsurance premiums and other reinsurance recoverables	658	687
Property and equipment, net of accumulated depreciation (a)	192	212
Deferred charges – income taxes	216	171
Restricted cash	140	139
Investment in non-consolidated affiliates	123	132
Deferred charges	96	120
Operating lease assets	—	108
Other	74	88
Total other assets	$3,456	$3,398
__________

(a)	Accumulated depreciation was $367 million and $393 million at December 31, 2018 and 2019, respectively.

Other liabilities and deferred revenue at December 31 were as follows (in millions):

	2018	2019
Interest payable	$752	$888
Unearned insurance premiums and fees	775	806
Income tax and related interest (a)	369	433
Deferred revenue	113	110
Operating lease liabilities	—	110
Payroll and employee benefits	70	74
Other	228	212
Total other liabilities and deferred revenue	$2,307	$2,633

__________

(a)	Includes tax and interest payable to affiliated companies of $193 million and $294 million at December 31, 2018 and 2019, respectively.

We have investments in entities for which we do not have the ability to exercise significant influence and fair values are not readily available. We have elected to record these investments at cost (less impairment, if any), adjusted for observable price changes in orderly transactions for the identical or a similar investment of the same issuer. We report the carrying value of these investments in Other assets in our consolidated balance sheet. These investments were $9 million and $8 million at December 31, 2018 and 2019, respectively. There were no material adjustments to the fair values of these investments for the year ending December 31, 2019.

Deferred revenue balances presented above include amounts from contracts with customers primarily related to admission fee revenue on group financing products available in Argentina and were $87 million and $64 million at December 31, 2018 and 2019, respectively. Admission fee revenue on group financing products is generally recognized evenly over the term of the agreement, which is up to 84 months. Increases in the admission fee deferred revenue balance are the result of payments due during the current period in advance of satisfying our performance under the contract and decreases are a result of revenue recognized during the current period that was previously deferred.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 11. DEBT AND COMMITMENTS

We have a commercial paper program with qualified institutional investors. We also obtain other short-term funding from the issuance of demand notes to retail investors through our demand notes program. We have certain securitization programs that issue short-term asset-backed debt securities that are sold to institutional investors. Bank borrowings by several of our international affiliates in the ordinary course of business are an additional source of short-term funding. We obtain long-term debt funding through the issuance of a variety of unsecured and asset-backed debt securities in the U.S. and international capital markets.

Asset-backed debt issued in securitizations is the obligation of the consolidated securitization entity that issued the debt and is payable only out of collections on the underlying securitized assets and related enhancements. This asset-backed debt is not the obligation of Ford Credit or our other subsidiaries.

Debt is reported on our balance sheet at par value adjusted for unamortized discount or premium, unamortized issuance costs, and adjustments related to designated fair value hedging (see Note 9 for additional information). Debt due within one year at issuance is classified as short-term. Debt due after one year at issuance is classified as long-term. Discounts, premiums, and costs directly related to the issuance of debt are capitalized and amortized over the life of the debt or to the put date and are recorded in Interest expense using the effective interest method. Gains and losses on the extinguishment of debt are recorded in Other income, net.

Debt outstanding and interest rates at December 31 were as follows (in millions):

			Interest Rates
	Debt		Average Contractual		Average Effective
	2018	2019	2018	2019	2018	2019
Short-term debt
Unsecured debt
Floating rate demand notes	$5,880	$6,545
Commercial paper	3,749	3,560
Other short-term debt	4,213	2,731
Asset-backed debt	943	881
Total short-term debt	14,785	13,717	3.5%	2.8%	3.5%	2.8%
Long-term debt
Unsecured debt
Notes payable within one year	14,373	15,062
Notes payable after one year	52,409	55,148
Asset-backed debt
Notes payable within one year	22,130	23,609
Notes payable after one year	36,844	32,162
Unamortized (discount) / premium	2	7
Unamortized issuance costs	(211)	(214)
Fair value adjustments (a)	(186)	538
Total long-term debt	125,361	126,312	2.8%	3.0%	2.8%	3.0%
Total debt	$140,146	$140,029	2.8%	2.9%	2.9%	3.0%

Fair value of debt	$138,888	$141,678
Interest rate characteristics of debt payable after one year
Fixed interest rate	61,749	67,090
Variable interest rate (generally based on LIBOR or other short-term rates)	27,504	20,220
Total payable after one year	$89,253	$87,310

__________

(a)	These adjustments relate to designated fair value hedges. The carrying value of hedged debt was $38.0 billion and $39.4 billion at December 31, 2018 and 2019, respectively.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 11. DEBT AND COMMITMENTS (Continued)

With the exception of commercial paper, which is issued at a discount, the average contractual rates reflect the stated contractual interest rate. Average effective rates reflect the average contractual interest rate plus amortization of discounts, premiums, and issuance fees. Fair value adjustments relate to designated fair value hedges of unsecured debt.

We measure debt at fair value for purposes of disclosure using quoted prices for our own debt with approximately the same remaining maturities. Where quoted prices are not available, we estimate fair value using discounted cash flows and market-based expectations for interest rates, credit risk, and the contractual terms of the debt instruments. For certain short-term debt with an original maturity date of one year or less, we assume that book value is a reasonable approximation of the debt’s fair value. The fair value of debt is categorized within Level 2 of the hierarchy. The fair value of debt includes $13.8 billion and $12.8 billion of short-term debt at December 31, 2018 and 2019, respectively, carried at cost, which approximates fair value. We paid interest of $2.9 billion, $3.5 billion, and $4.1 billion in 2017, 2018, and 2019, respectively, on debt.

Other short-term debt with affiliated companies was $80 million and $0 million at December 31, 2018 and 2019, respectively. Interest expense with affiliated companies is reported in Interest expense and was immaterial during the respective periods.

Maturities

Debt maturities at December 31, 2019 were as follows (in millions):

	2020 (a)	2021	2022	2023	2024	Thereafter (b)	Total
Unsecured debt	$27,898	$16,893	$12,827	$7,054	$8,101	$10,273	$83,046
Asset-backed debt	24,490	14,371	8,925	3,476	2,505	2,885	56,652
Total	52,388	31,264	21,752	10,530	10,606	13,158	139,698
Unamortized discount							7
Unamortized issuance costs							(214)
Fair value adjustments							538
Total debt							$140,029
__________

(a)	Includes $13,717 million for short-term and $38,671 million for long-term debt.

(b)	Matures between 2025 and 2029.

Committed Asset-Backed Facilities

We and our subsidiaries have entered into agreements with a number of bank-sponsored asset-backed commercial paper conduits and other financial institutions. Such counterparties are contractually committed, at our option, to purchase from us eligible retail receivables or to purchase or make advances under asset-backed securities backed by retail or wholesale finance receivables or operating leases for proceeds of up to $36.6 billion ($18.8 billion of retail financing, $5.6 billion of wholesale financing, and $12.2 billion of operating leases) at December 31, 2019. In the United States, we are able to obtain funding within two days for our unutilized capacity in some of our committed asset-backed facilities. These committed liquidity facilities have varying maturity dates, with $14.4 billion having maturities within the next twelve months and the remaining balance having maturities through 2022. We plan capacity renewals to protect our global funding needs, optimize capacity utilization, and maintain sufficient liquidity.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 11. DEBT AND COMMITMENTS (Continued)

Our ability to obtain funding under these facilities is subject to having a sufficient amount of eligible assets as well as our ability to obtain interest rate hedging arrangements for certain facilities. At December 31, 2019, $17.3 billion of these commitments were in use. These programs are free of material adverse change clauses, restrictive financial covenants (for example, debt-to-equity limitations and minimum net worth requirements), and generally, credit rating triggers that could limit our ability to obtain funding. However, the unused portion of these commitments may be terminated if the performance of the underlying assets deteriorates beyond specified levels. Based on our experience and knowledge as servicer of the related assets, we do not expect any of these programs to be terminated due to such events.

FCE Bank plc (“FCE”) has pre-positioned retail receivables with the Bank of England which supports access to the Discount Window Facility. Pre-positioned assets are neither pledged to nor held as collateral by the Bank of England unless the Discount Window Facility is accessed.

Unsecured Credit Facilities

At December 31, 2019, we and our majority-owned subsidiaries had $6.0 billion of contractually committed unsecured credit facilities with financial institutions, including the FCE Credit Agreement, the Ford Bank Credit Agreement, and the allocation under Ford’s corporate credit facility. At December 31, 2019, $5.2 billion was available for use.

FCE’s £745 million (equivalent to $983 million at December 31, 2019) syndicated credit facility (the “FCE Credit Agreement”) and Ford Bank GmbH’s €240 million (equivalent to $270 million at December 31, 2019) syndicated credit facility (the “Ford Bank Credit Agreement”) both mature in 2022. At December 31, 2019, £625 million under the FCE Credit Agreement and all €240 million under the Ford Bank Credit Agreement were available for use.

Both the FCE Credit Agreement and Ford Bank Credit Agreement contain certain covenants, including an obligation for FCE and Ford Bank to maintain their ratio of regulatory capital to risk-weighted assets at no less than the applicable regulatory minimum. The FCE Credit Agreement requires the support agreement between FCE and Ford Credit to remain in effect (and enforced by FCE to ensure that its net worth is maintained at no less than $500 million). The Ford Bank Credit Agreement requires a guarantee of Ford Bank’s obligations under the agreement, provided by Ford Credit, to remain in effect.

Lenders under the Ford corporate credit facility have commitments totaling $13.4 billion, 25% of the commitments maturing on April 30, 2022 and with 75% of the commitments maturing on April 30, 2024. Ford has allocated $3.0 billion of commitments, including commitments under a Chinese renminbi sub-facility, to us on an irrevocable and exclusive basis to support our liquidity. At December 31, 2019, all $3.0 billion was available for use.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 12. INCOME TAXES

Ford Motor Credit Company LLC is a disregarded entity for United States income tax purposes. Ford’s consolidated United States federal and state income tax returns include certain of our domestic subsidiaries. In accordance with our intercompany tax sharing agreement with Ford, United States income tax liabilities or foreign tax credits are allocated to us on a separate return basis calculated as if we were a taxable corporation.

We account for U.S. tax on global intangible low-tax income in the period incurred.

Components of Income Taxes

	2017	2018	2019
Income before income taxes (in millions)
U.S.	$1,331	$1,717	$2,160
Non-U.S.	979	910	838
Total	$2,310	$2,627	$2,998

Provision for / (Benefit from) income taxes for the years ended December 31 was estimated as follows (in millions):

	2017	2018	2019
Current
Federal	$(6)	$72	$396
Non-U.S.	241	153	168
State and local	(9)	(81)	169
Total current	226	144	733
Deferred
Federal	(1,016)	283	(12)
Non-U.S.	30	(125)	104
State and local	63	101	(55)
Total deferred	(923)	259	37
Provision for / (Benefit from) income taxes	$(697)	$403	$770

A reconciliation of the Provision for / (Benefit from) income taxes with the United States statutory tax rate as a percentage of Income before income taxes for the years ended December 31 is as follows:

	2017	2018	2019
U.S. statutory tax rate	35.0%	21.0%	21.0%
Effect of (in percentage points):
Non-U.S. tax rates under U.S. rate	(4.0)	1.7	1.3
State and local income taxes	1.5	0.6	2.7
Dispositions and restructurings	—	(8.9)	—
U.S. tax on non-U.S. earnings	15.6	0.4	(0.1)
Enacted change in tax laws	(78.1)	—	—
Other	(0.2)	0.5	0.8
Effective tax rate	(30.2)%	15.3%	25.7%

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. This act includes, among other items, a permanent reduction to the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018, and requires immediate taxation of accumulated, unremitted non-U.S. earnings. As a result, at December 31, 2017, we recognized a tax benefit of $1.8 billion from revaluing U.S. net deferred tax liabilities and tax expense of $375 million to record U.S. tax on unremitted non-U.S. earnings.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 12. INCOME TAXES (Continued)

At December 31, 2019, $3.3 billion of non-U.S. earnings are considered indefinitely reinvested in operations outside the United States, for which deferred taxes have not been provided. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested basis differences is not practicable.

Deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences that exist between the financial statement carrying value of assets and liabilities and their respective tax bases, and net operating loss and tax credit carryforwards on a taxing jurisdiction basis. We measure deferred tax assets and liabilities using enacted tax rates that will apply in the years in which we expect the temporary differences to be recovered or paid.

Our accounting for deferred tax consequences represents our best estimate of the likely future tax consequences of events that have been recognized in our financial statements or tax returns and their future probability. In assessing the need for a valuation allowance, we consider both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is more likely than not that the deferred tax assets will not be realized, we record a valuation allowance.

Components of Deferred Tax Assets and Liabilities

Components of deferred tax assets and liabilities at December 31 were as follows (in millions):

	2018	2019
Deferred tax assets
Net operating loss carryforwards	$339	$378
Provision for credit losses	175	141
Other foreign	106	190
Employee benefit plans	28	24
Foreign tax credits	1,297	669
Other	50	46
Total gross deferred tax assets	1,995	1,448
Less: Valuation allowance	(81)	(43)
Total net deferred tax assets	1,914	1,405
Deferred tax liabilities
Leasing transactions	3,126	2,674
Finance receivables	639	584
Other foreign	524	568
Other	4	1
Total deferred tax liabilities	4,293	3,827
Net deferred tax liability	$2,379	$2,422

At December 31, 2019, we have a valuation allowance of $43 million for deferred tax assets primarily related to our Mexico operations.

In accordance with our intercompany tax sharing agreement with Ford, United States income tax liabilities or credits are allocated to us on a separate return basis calculated as if we were a taxable corporation. In this regard, the deferred tax assets related to foreign tax credit carryforwards represent amounts primarily due from Ford. We reflect a deferred asset for foreign tax credits within our balance sheet due to our tax sharing agreement which provides for full reimbursement for the use of these credits.  Under our tax sharing agreement with Ford, we are generally paid for these assets at the earlier of our use on a separate return basis or their expiration.

Net operating loss carryforwards for tax purposes were $1.4 billion at December 31, 2019, resulting in a deferred tax asset of $378 million. A substantial portion of these losses will begin to expire beyond 2034. Tax benefits of net operating loss and tax credit carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 12. INCOME TAXES (Continued)

Other

In accordance with our intercompany tax sharing agreement with Ford, we earn interest on net tax assets and pay interest on certain tax liabilities. Interest earned is included in Other income, net while interest expense is included in Interest expense and the amounts were immaterial in 2018 and 2019.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31 was as follows (in millions):

	2018	2019
Beginning balance	$90	$115
Increase - tax positions in prior periods	28	40
Increase - tax positions in current period	7	—
Decrease - tax positions in prior periods	(6)	(8)
Settlements	(1)	(36)
Lapse of statute of limitations	—	—
Foreign currency translation adjustments	(3)	(2)
Ending balance	$115	$109

The amount of unrecognized tax benefits at December 31, 2018 and 2019 that would impact the effective tax rate if recognized was $111 million and $106 million, respectively.

Examinations by tax authorities have been completed through 2012 in Germany and the United States, 2014 in Canada, and 2017 in the United Kingdom. We have settled our U.S. federal income tax matters related to tax years prior to 2014 in accordance with our intercompany tax sharing agreement with Ford.

We recognize income tax-related penalties in Provision for / (Benefit from) income taxes on our income statement.  We recognize accrued interest expense related to unrecognized tax benefits in jurisdictions where we file tax returns separate from Ford in Other income, net on our income statement. For the years ended December 31, 2017, 2018, and 2019, we recorded net tax related interest income of $5 million, and net tax related interest expense of $7 million and $3 million, respectively, in our income statement. At December 31, 2018 and 2019, we recorded a net payable of $7 million and $8 million, respectively, for tax related interest in Other liabilities and deferred income.

Cash paid for income taxes was $220 million, $188 million, and $524 million in 2017, 2018, and 2019, respectively.

NOTE 13. INSURANCE

We conduct insurance underwriting operations primarily through The American Road Insurance Company (“TARIC”). TARIC is a wholly owned subsidiary of Ford Credit operating in the United States and Canada. TARIC provides physical damage insurance coverage for Ford Credit financed vehicles at dealer locations and Ford and Lincoln vehicles in transit between final assembly plants and dealer locations. TARIC also provides physical damage insurance coverage for non-affiliated company financed vehicles, serviced by Ford Credit, at dealer locations. In addition, TARIC provides a variety of other insurance products and services to Ford and its affiliates, including contractual liability insurance on extended service contracts. TARIC provides commercial automobile and general liability insurance and surety bonds for Ford in the United States.

Insurance premiums earned are reported net of reinsurance as Insurance premiums earned. These premiums are earned over their respective policy periods. Physical damage insurance premiums, including premiums on vehicles financed at wholesale by us, are recognized as income on a monthly basis. Premiums from extended service plan contracts and other contractual liability coverages are earned over the life of the policy based on historical loss experience. Commissions and premium taxes are deferred and amortized over the term of the related policies on the same basis on which premiums are earned.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 13. INSURANCE - (Continued)

Reserves for insurance losses and loss adjustment expenses are established based on actuarial estimates and historical loss development patterns, which represents management’s best estimate. If management believes the reserves do not reflect all losses due to changes in conditions, or other relevant factors, an adjustment is made based on management judgment.

Reinsurance activity primarily consists of ceding a majority of the contractual liability insurance business related to automotive extended service plan contracts for a ceding commission. Commissions on ceded amounts are earned on the same basis as related premiums. Reinsurance contracts do not relieve TARIC from its obligations to its policyholders. Failure of reinsurers to honor their obligations could result in losses to TARIC. Therefore, TARIC requires all of its reinsurers to hold collateral and monitors the underlying business and financial performance of its reinsurers to mitigate risk.

Insurance Assets

Cash, cash equivalents, and marketable securities related to insurance activities at December 31 were as follows (in millions):

	2018	2019
Cash and cash equivalents	$59	$9
Marketable securities	649	697
Total cash, cash equivalents, and marketable securities	$708	$706

TARIC is required by law to maintain deposits with regulatory authorities. These deposited securities totaled $12 million at both December 31, 2018 and 2019 and were included in Marketable securities.
Amounts paid to reinsurers relating to the unexpired portion of the underlying automotive service contracts, and amounts recoverable from reinsurers on unpaid losses, including incurred but not reported losses are reported in Other assets. Prepaid reinsurance premiums and other reinsurance recoverables were $658 million and $687 million at December 31, 2018 and 2019, respectively. This includes amounts ceded to Ford affiliates of $97 million at both December 31, 2018 and 2019.

Insurance Liabilities

Other liabilities and deferred income includes unearned insurance premiums and fees of $775 million and $806 million at December 31, 2018 and 2019, respectively. This includes amounts from Ford and its affiliates of $667 million and $696 million at December 31, 2018 and 2019, respectively.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 13. INSURANCE (Continued)

The reserve for reported insurance losses and an estimate of unreported insurance losses, based on past experience, was $11 million and $12 million at December 31, 2018 and 2019, respectively, and was included in Other liabilities and deferred income.

Insurance Premiums

Insurance premiums written and earned for the years ended December 31 were as follows (in millions):

	2017		2018		2019
	Written	Earned	Written	Earned	Written	Earned
Direct	$385	$320	$392	$346	$406	$377
Assumed	—	—	—	—	—	—
Ceded	(227)	(162)	(225)	(179)	(223)	(195)
Net premiums	$158	$158	$167	$167	$183	$182

The net premiums earned with Ford and its affiliates were $154 million, $176 million, and $207 million for the years ended December 31, 2017, 2018, and 2019, respectively.

Insurance Expenses

Insurance underwriting losses and expenses are reported as Insurance expenses. The components of insurance expenses for the years ended December 31 were as follows (in millions):

	2017	2018	2019
Insurance losses	$143	$101	$128
Loss adjustment expenses	8	5	7
Reinsurance income and other expenses, net	(27)	(29)	(32)
Insurance expenses	$124	$77	$103

Insurance expenses with Ford and its affiliates were $63 million, $71 million, and $84 million for the years ended December 31, 2017, 2018, and 2019, respectively.

Insurance expenses were reduced by ceded insurance expenses of $104 million, $114 million, and $127 million for the years ended December 31, 2017, 2018, and 2019, respectively.

NOTE 14. OTHER INCOME, NET

Other income consists of various line items that are combined on the income statement due to their respective materiality compared with other individual income and expense items.

The amounts included in Other income, net for the years ended December 31 were as follows (in millions):

	2017	2018	2019
Gains / (Losses) on derivatives	$11	$(165)	$(190)
Currency revaluation gains / (losses)	44	12	70
Interest and investment income (a)	112	198	318
Other	83	35	16
Total other income, net	$250	$80	$214
__________

(a)	Includes interest income primarily on notes receivable from affiliated companies of $9 million, $10 million, and $5 million for December 31, 2017, 2018, and 2019, respectively.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 15. RETIREMENT BENEFITS

We are a participating employer in certain retirement plans that are sponsored by Ford. As described below, Ford allocates costs to us under these plans based on the total number of participating or eligible employees at Ford Credit. Further information about these sponsored plans is available in Ford’s Annual Report on Form 10-K for the year ended December 31, 2019, filed separately with the Securities and Exchange Commission.

Employee Retirement Plans

Benefits earned under certain Ford-sponsored retirement plans are generally based on an employee’s length of service, salary, and contributions. The allocation amount can be impacted by key assumptions (e.g., discount rate and average rate of increase in compensation) that Ford uses in determining its retirement plan obligations.

Retirement plan costs allocated to Ford Credit for our employees participating in the Ford-sponsored defined benefit plans were $56 million, $55 million, and $47 million for the years ended December 31, 2017, 2018, and 2019, respectively. Allocated costs for defined contribution and savings plans were $7 million, $7 million, and $8 million for the years ended December 31, 2017, 2018, and 2019, respectively, and were charged to Operating expenses.

Postretirement Health Care and Life Insurance Benefits

Postretirement health care and life insurance benefits are provided under certain Ford plans, which provide benefits to retired salaried employees in North America. Our employees generally may become eligible for these benefits if they retire while working for us; however, benefits and eligibility rules may be modified from time to time.

Postretirement health care and life insurance costs allocated to Ford Credit for our employees participating in the Ford-sponsored plans were $3 million, $4 million, and $3 million for the years ended December 31, 2017, 2018, and 2019, respectively, and were charged to Operating expenses.

NOTE 16. SEGMENT AND GEOGRAPHIC INFORMATION

We conduct our financing operations directly and indirectly through our subsidiaries and affiliates. We offer substantially similar products and services throughout many different regions, subject to local legal restrictions and market conditions. In our consolidated financial statements, we have three reportable segments based on geographic regions: the United States and Canada, Europe, and All Other. Our All Other segment includes China, India, Mexico, Brazil, Argentina, and South Africa. Items excluded in assessing segment performance because they are managed at the corporate level, including market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions, are reflected in Unallocated Other.

We review our business performance by segment on a managed basis. Receivables are presented on a managed basis, as it closely approximates the customer’s outstanding balance on the receivables, which is the basis for earning revenue. Our managed receivables equal net finance receivables, net investment in operating leases, and held-for-sale receivables, excluding unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation).

We measure the performance of our segments primarily on an income before income taxes basis, after excluding market valuation adjustments to derivatives and exchange-rate fluctuations on foreign currency-denominated transactions, which are reflected in Unallocated Other. These adjustments are excluded when assessing our segment performance because they are carried out at the corporate level. We also adjust segment performance to reallocate interest expense among the segments reflecting debt and equity levels proportionate to their product risk.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 16. SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

Key operating data for our business segments for the years ended or at December 31 was as follows (in millions):

	United States and Canada	Europe	All Other	Total Segments	Unallocated Other (a)	Total
2017
Total revenue	$9,571	$981	$825	$11,377	$—	$11,377
Income before income taxes	1,694	320	195	2,209	101	2,310
Other disclosures:
Depreciation on vehicles subject to operating leases	4,209	45	—	4,254	—	4,254
Interest expense	2,483	257	435	3,175	—	3,175
Provision for credit losses	397	28	44	469	—	469
Net finance receivables and net investment in operating leases	116,496	24,957	9,048	150,501	(7,837)	142,664
Total assets	122,095	28,204	10,144	160,443	—	160,443

2018
Total revenue	$10,358	$1,160	$864	$12,382	$—	$12,382
Income before income taxes	2,132	382	187	2,701	(74)	2,627
Other disclosures:
Depreciation on vehicles subject to operating leases	3,934	39	—	3,973	—	3,973
Interest expense	3,183	283	470	3,936	(6)	3,930
Provision for credit losses	361	20	45	426	—	426
Net finance receivables and net investment in operating leases	121,712	26,028	7,136	154,876	(8,613)	146,263
Total assets	126,354	27,804	8,051	162,209	—	162,209

2019
Total revenue	$10,795	$1,183	$645	$12,623	$—	$12,623
Income before income taxes	2,365	352	143	2,860	138	2,998
Other disclosures:
Depreciation on vehicles subject to operating leases	3,592	43	—	3,635	—	3,635
Interest expense	3,685	340	346	4,371	18	4,389
Provision for credit losses	260	25	11	296	—	296
Net finance receivables and net investment in operating leases (b)	119,498	25,630	5,062	150,190	(8,214)	141,976
Total assets	125,647	30,050	5,729	161,426	—	161,426
__________

(a)
Finance receivables, net and Net investment in operating leases include unearned interest supplements and residual support, allowance for credit losses, and other (primarily accumulated supplemental depreciation).

(b)	Excludes held-for-sale receivables.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 16. SEGMENT AND GEOGRAPHIC INFORMATION (Continued)

Geographic Information

Key data, split geographically into the United States (which is our country of domicile), Canada, and Rest of world, for the years ended or at December 31 were as follows (in millions):

	2017	2018	2019
Total revenue
United States	$8,378	$9,043	$9,472
Canada	1,193	1,315	1,323
Rest of world	1,806	2,024	1,828
Total revenue	$11,377	$12,382	$12,623

Net property and net investment in operating leases
United States	$23,162	$24,057	$24,123
Canada	3,302	3,155	3,328
Rest of world	374	429	420
Net property and net investment in operating leases	$26,838	$27,641	$27,871

NOTE 17. SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

Selected financial data by calendar quarter were as follows (in millions):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2018
Total revenue	$3,020	$3,099	$3,081	$3,182	$12,382
Depreciation on vehicles subject to operating leases	(1,053)	(986)	(936)	(998)	(3,973)
Interest expense	(912)	(997)	(989)	(1,032)	(3,930)
Total financing margin and other revenue	1,055	1,116	1,156	1,152	4,479
Provision for credit losses	94	69	127	136	426
Net income	701	479	518	526	2,224

2019
Total revenue	$3,194	$3,188	$3,127	$3,114	$12,623
Depreciation on vehicles subject to operating leases	(924)	(894)	(894)	(923)	(3,635)
Interest expense	(1,121)	(1,114)	(1,081)	(1,073)	(4,389)
Total financing margin and other revenue	1,149	1,180	1,152	1,118	4,599
Provision for credit losses	33	63	93	107	296
Net income	603	613	571	441	2,228

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 18. COMMITMENTS AND CONTINGENCIES

Commitments and contingencies primarily consist of lease commitments, guarantees and indemnifications, and litigation and claims.

Lease Commitments

We lease various land, buildings, and equipment under agreements that expire over various contractual periods ranging from less than one year to thirty-two years. Many of our leases contain one or more options to extend. We include options that we are reasonably certain to exercise in our evaluation of the lease term after considering all relevant economic and financial factors. The leased (“right-of-use”) assets in operating lease arrangements are presented in Other assets on our consolidated balance sheet.

For the majority of our leases commencing on or after January 1, 2019, we do not separate the non-lease components (e.g., maintenance and operating services) from the lease components to which they relate. Instead, non-lease components are included in the measurement of the lease liabilities.  We calculate the initial lease liability as the present value of fixed payments not yet paid using the discount rate implicit in the lease.  If the discount rate is not readily determinable, we use our incremental borrowing rate. Operating lease liabilities are reported in Other liabilities and deferred revenue. Variable payments are included in the lease liability if they are based on a market rate or an index (e.g., CPI). Variable payments that do not meet this criterion are expensed as incurred.

We have rental commitments for certain land, buildings, and equipment that expire over various contractual periods. Minimum non-cancelable operating lease commitments at December 31, 2018 were as follows (in millions):

	2019	2020	2021	2022	2023	Thereafter	Total
Minimum rentals on operating leases	$19	$14	$11	$10	$9	$34	$97

The amounts contractually due on our operating lease liabilities at December 31, 2019 were as follows (in millions):

	2020	2021	2022	2023	2024	Thereafter	Total
Operating lease	$22	$18	$16	$16	$15	$36	$123
Less: Present value discount							13
Total operating lease liabilities							$110

Operating and variable lease expense for the year ending December 31, 2019 was $21 million. The right-of-use assets obtained in exchange for operating lease liabilities for the same period was $42 million.

As of December 31, 2019, the weighted average remaining lease term for operating leases was seven years and the weighted average remaining discount rate for operating leases was 3.1%.

Rental expense for cancelable and non-cancelable leases of $26 million, $28 million, and $21 million was recorded in Operating expenses for the years ended December 31, 2017, 2018, and 2019, respectively.

Guarantees and Indemnifications

Guarantees and indemnifications are recorded at fair value at their inception. We regularly review our performance risk under these arrangements, and in the event it becomes probable we will be required to perform under a guarantee or indemnity, the amount of probable payment is recorded.

The maximum potential payments under these guarantees and limited indemnities totaled $34 million and $53 million at December 31, 2018 and 2019, respectively. Of these values, $29 million and $48 million at December 31, 2018 and 2019, respectively, were counter-guaranteed by Ford to us. There were no recorded liabilities related to guarantees and limited indemnities at December 31, 2018 and 2019.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

NOTE 18. COMMITMENTS AND CONTINGENCIES (continued)

In some cases, we have guaranteed debt and other financial obligations of outside third parties and unconsolidated affiliates, including Ford. Expiration dates vary, and guarantees will terminate on payment and/or cancellation of the underlying obligation. A payment by us would be triggered by failure of the guaranteed party to fulfill its obligation covered by the guarantee. In some circumstances, we are entitled to recover from a third party amounts paid by us under the guarantee. However, our ability to enforce these rights is sometimes stayed until the guaranteed party is paid in full, and may be limited in the event of insolvency of the third party or other circumstances.

In the ordinary course of business, we execute contracts involving indemnifications standard in the industry and indemnifications specific to a transaction. These indemnifications might include and are not limited to claims relating to any of the following: environmental, tax, and shareholder matters; intellectual property rights; governmental regulations and employment-related matters; dealer and other commercial contractual relationships; and financial matters, such as securitizations. Performance under these indemnities generally would be triggered by a breach of terms of the contract or by a third-party claim. While some of these indemnifications are limited in nature, many of them do not limit potential payment. Therefore, we are unable to estimate a maximum amount of future payments that could result from claims made under these unlimited indemnities.

Litigation and Claims

Various legal actions, proceedings, and claims (generally, “matters”) are pending or may be instituted or asserted against us. These include but are not limited to matters arising out of governmental regulations; tax matters; alleged illegal acts resulting in fines or penalties; financial services; employment-related matters; dealer and other contractual relationships; personal injury matters; investor matters; and financial reporting matters. Certain of the pending legal actions are, or purport to be, class actions. Some of the matters involve or may involve claims for compensatory, punitive, or antitrust or other treble damages in very large amounts, sanctions, assessments, or other relief, which, if granted, would require very large expenditures.

The extent of our financial exposure to these matters is difficult to estimate. Many matters do not specify a dollar amount for damages, and many others specify only a jurisdictional minimum. To the extent an amount is asserted, our historical experience suggests that in most instances the amount asserted is not a reliable indicator of the ultimate outcome.
We accrue for matters when losses are deemed probable and reasonably estimable. In evaluating matters for accrual and disclosure purposes, we take into consideration factors such as our historical experience with matters of a similar nature, the specific facts and circumstances asserted, the likelihood that we will prevail, and the severity of any potential loss. We reevaluate and update our accruals as matters progress over time.

For nearly all matters where our historical experience with similar matters is of limited value (i.e., “non-pattern matters”), we evaluate the matters primarily based on the individual facts and circumstances. For non-pattern matters, we evaluate whether there is a reasonable possibility of a material loss in excess of any accrual that can be estimated. It is reasonably possible that some of the matters for which accruals have not been established could be decided unfavorably and could require us to pay damages or make other expenditures. On January 9, 2019, FCE Bank plc (“FCE”) received a decision from the Italian Competition Authority, which included an assessment of a fine against FCE in the amount of €42 million (equivalent to $47 million at December 31, 2019). On March 8, 2019, FCE appealed the decision and the fine, and a hearing has been scheduled for February 26, 2020. The ultimate resolution of the matter may potentially take several years. While we have determined that an adverse outcome is not probable, the reasonably possible loss could be up to the fine amount.

As noted, the litigation process is subject to many uncertainties, and the outcome of individual matters is not predictable with assurance. Our assessments are based on our knowledge and experience, but the ultimate outcome of any matter could require payment substantially in excess of the amount that we have accrued and/or disclosed.